UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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EXELON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exelon.

# sustainable value

Exelon Corporation 08 Proxy Statement

NOTICE OF THE ANNUAL MEETING

AND 2008 PROXY STATEMENT

March 20, 2008

Dear Shareholder:

We will hold the annual meeting of Exelon Corporation shareholders on Tuesday, April 29, 2008 at 9:30 A.M. Central Daylight Savings Time at the Chase Bank Auditorium, 10 South Dearborn Street, Chicago, Illinois.

The purpose of the annual meeting is to consider and take action on the following matters:

■	The election of four Class II directors: Bruce DeMars, Nelson Diaz, Paul L. Joskow and John W. Rowe, each to serve a term of one year;

■	The ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant for the year 2008;

■	A shareholder proposal, if properly presented at the meeting;

■	Any other business that properly comes before the meeting.

Shareholders of record as of March 3, 2008 are entitled to vote at the annual meeting. This notice and proxy statement, voting instructions, Exelon’s 2007 Summary Annual Report and Exelon’s 2007 Financial Information are being mailed to shareholders on or about March 20, 2008.

Your vote is very important. Please consider using the Internet for voting, just log onto www.proxyvote.com; it is fast and secure. These same proxy materials are also available on the same website, so that you can view the materials while you vote your shares. The electronic version of these documents will provide you with easier viewing and complete search capabilities. We strongly encourage you to try this new format and we believe that you will find it more convenient to use than the paper materials.

After you experience the ease and convenience of voting and viewing the proxy materials at www.proxyvote.com please register to receive future proxy mailings through the Internet. By registering for electronic delivery now, you will assist Exelon in its commitment to conserve our natural resources and protect our environment.

Thank you for your continued interest and support of Exelon Corporation.

Katherine K. Combs

Senior Vice President, Corporate Governance, Corporate Secretary

and Deputy General Counsel

1. Frequently Asked Questions
■ Why am I receiving this proxy material?	4
■ What am I voting on?	4
■ How do I vote?	5
■ What vote is needed for the proposals to be adopted?	5
■ Who will count and certify the votes?	5
■ How can I attend the annual meeting?	6
■ Can I view or receive these materials electronically?	6
■ How can I reduce duplicate mailings?	6
■ How can I submit a proposal for consideration at the 2009 annual meeting?	6
■ How can I recommend or nominate someone to become a director of Exelon?	6

2. Proposals to be voted upon
■ Proposal 1: The Election Of Directors	7
■ Proposal 2: The Ratification Of PricewaterhouseCoopers LLP As Exelon’s Independent Accountant For 2008	7
■ Proposal 3: A Shareholder Recommendation To Prepare A Report Showing That Exelon’s Actions Taken To Reduce Global Warming Have Reduced Mean Global Temperatures Or Avoided Disasters	9
■ Other Matters And Discretionary Voting Authority	10

3. Corporate Governance at Exelon
■ The Board’s Function And Structure	10
■ Description Of Board Committees	11
■ Report Of The Audit Committee	12
■ Exelon’s Process For Nominating Directors	14
■ Communication With The Board Of Directors	15
■ Director Independence	15
■ Related Person Transactions	17
■ Compensation Of Non-Employee Directors	19

4. Directors Biographies
■ Director Nominees For Election	23
■ Continuing Class I Directors With Terms Expiring in 2010	24
■ Continuing Class III Directors With Terms Expiring in 2009	25

5. Ownership of Exelon stock
■ Beneficial Ownership Table	26
■ Directors’ And Officers’ Stock Ownership Requirements	27
■ Stock Performance Graph	28

1. Frequently Asked Questions

Why am I receiving this proxy material?

You are receiving these proxy materials in connection with the solicitation by the Exelon board of directors of proxies to be voted at the 2008 annual meeting of shareholders. Exelon has appointed William A. VonHoene, Jr. and Katherine K. Combs, or either of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the annual meeting, or any adjournment of the meeting.

If your shares were registered directly in your name with Exelon’s transfer agent, BNY Mellon Shareowner Services, as of the close of business on March 3, 2008, you are considered the “holder of record,” and Exelon has sent you the Notice of Annual Meeting and 2008 Proxy Statement, Exelon’s 2007 Summary Annual Report, Exelon’s 2007 Financial Information and a proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on March 3, 2008, you are considered the “beneficial owner” of the shares held in street name. Your bank, broker or other nominee has sent you the Notice of Annual Meeting and 2008 Proxy Statement, 2007 Summary Annual Report, Exelon’s 2007 Financial Information, and a vote instruction form, (“VIF”). You have the right to direct your bank, broker, or other nominee as to how to vote your shares by completing and returning the vote instruction form or by following the voting instructions provided on the Internet or telephone.

The annual meeting will be held on Tuesday, April 29, 2008 at 9:30 A.M. Central Daylight Savings Time at the Chase Bank Auditorium, 10 South Dearborn, Chicago, Illinois.

Exelon is asking for your proxy and will pay all of the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and to ask for proxies. Georgeson’s fee for these services is $15,000, plus reimbursement of out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone or the Internet. We may use directors, officers and regular employees of Exelon to ask for proxies. These people do not receive additional compensation for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon common stock.

What am I voting on?

You are voting on three proposals. Details of each proposal are included in the next section, entitled “Proposals to be Voted Upon”.

■	Proposal 1: The Election of four Class II directors: Bruce DeMars, Nelson A. Diaz, Paul L. Joskow and John W. Rowe, each for a term of one year;

■	Proposal 2: The Ratification of PricewaterhouseCoopers, LLP as Exelon’s Independent Public Accountant for the Year 2008;

The board of directors urges you to vote “FOR” the director nominees and “FOR” the ratification of the independent public accountant.

There is also a proposal submitted by a shareholder:

■	Proposal 3: A recommendation to develop a report showing whether Exelon’s actions taken to reduce global warming have reduced mean global temperature or avoided disasters

The board of directors urges you to vote “AGAINST” this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

■

By Internet: Log onto www.proxyvote.com and follow the instructions. You will need information that is on your proxy card or VIF to log on. All of the paper proxy materials provided here are also available online in an easily viewable and searchable format and can be viewed as you vote your shares. We encourage you to try this convenient method of voting and viewing the materials.

■	By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

■	By mail: Mark your votes, sign the proxy card or vote instruction form, and return it in the postage-paid envelope provided.

■	You may attend the annual meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in the proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 PM, Eastern Time, April 28, 2008.

If you are a registered holder, and you sign and date your proxy card but do not indicate your vote on the four proposals, Exelon will vote your shares FOR the director nominees named in Proposal 1 and FOR the ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant in Proposal 2, and AGAINST Proposal 3.

If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the annual meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

You have the right to revoke your proxy at any time before the annual meeting by notifying the Corporate Secretary or by casting another vote either in person or by one of the other methods discussed above.

What vote is needed for the proposals to be adopted?

As of the record date, March 3, 2008, there were 665,668,911 shares of Exelon common stock issued and outstanding.

Quorum: In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum.

Proposals: More than one-half of the shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted.

Directors: In December 2006, Exelon’s board of directors amended the Bylaws to implement a majority-voting standard for uncontested elections of directors. By this action, Exelon has taken the initiative to follow a preferred corporate governance model by eliminating the previously used plurality standard for election of directors. To be elected in an uncontested election, each director nominee must receive a majority of the total votes cast for and against the director nominee. In an uncontested election, each director nominee must submit a resignation conditioned on not receiving the requisite majority of the total number of votes cast either for or against the nominee. The resignation of a director nominee who is not an incumbent director would automatically be accepted. The resignation of an incumbent director would be tendered to the independent directors on the board, who would then determine whether or not to accept the resignation. The board’s decision and the basis for the decision would then be disclosed within 90 days following the certification of the final vote results.

Who will count and certify the votes?

Representatives from Broadridge Investor Communication Solutions and Exelon’s Office of Corporate Governance will count the votes and certify the election results. The results will be available on the Investor Relations page of our website by May 2, 2008, and will also be published in Exelon’s second quarter SEC report on Form 10-Q.

How can I attend the annual meeting?

Admittance to the annual meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a holder of record and wish to attend the annual meeting, tear off and bring the bottom half of your proxy card along with a photo ID to present for admission into the meeting.

If you received your proxy materials through the Internet, there is a link to print a paper admission ticket.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the annual meeting, you must bring other proof of ownership such as an account statement that clearly shows that you held Exelon common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain a ticket by sending your request and a copy of your proof of ownership to: Annual Meeting Admission Tickets c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All other items may be subject to search.

Can I view or receive these materials electronically?

Exelon’s proxy materials have been converted to an easily readable and searchable electronic format. You may access the electronic materials as you vote your shares at www.proxyvote.com; you will need the information on your proxy card or VIF to log on. We strongly encourage you to try this new format and we believe that you will find it more convenient to use than the paper materials in your hands.

In late 2007, the Securities and Exchange Commission (the “SEC”) adopted regulations that will allow you to choose whether Exelon will send you paper proxy materials in 2009 and beyond. The electronic delivery of proxy materials will become the standard method of delivery in the future. After you experience the ease and convenience of voting your shares and viewing the proxy materials at www.proxyvote.com, we encourage you to register your account now for the electronic delivery of 2009 and all future proxy materials.

Exelon’s annual report and proxy statement are also available online at www.exeloncorp.com. From the home page, select the Investor Relations tab to view or download the materials.

How can I reduce duplicate mailings?

The SEC allows Exelon to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions. This is known as "householding". If your household received only one copy and you wish to receive another, or if you wish to remove your account from the householding program, please call the Exelon Shareowner Services Helpline at 1-800-626-8729 and speak to a customer service representative.

How can I submit a proposal for consideration at the 2009 annual meeting?

In order to be considered for the 2009 annual meeting, shareholder proposals must be submitted in writing to Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the bylaws, no proposal can be considered at the 2009 annual meeting unless it is received by the Corporate Secretary before the close of business on Wednesday, November 19, 2008. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

How can I recommend or nominate someone to become a director of Exelon?

A shareholder who wishes to recommend a candidate to be considered by the Exelon corporate governance committee for nomination for election as a director of Exelon may submit the recommendation by writing to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates when making its recommendation to the Exelon board of directors to nominate a slate of directors for election.

Under the Exelon bylaws, the deadline has passed for a shareholder to nominate a candidate for election to the Exelon board of directors at the 2008 annual meeting. Exelon's bylaws allow shareholders to nominate a candidate for election as a director during the 2009 annual meeting, provided that proper notice and the other required information is provided in accordance with the Exelon bylaws. In order for a shareholder to nominate a candidate for election as a director at the 2009 annual meeting and include the proposed nomination in the proxy materials for the 2009 annual meeting, notice of the proposed nomination must be received by Exelon no later than Wednesday, November 19, 2008, and must include information required under the bylaws, including (1) information about the nominating shareholder, (2) information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, and (3) the signed consent of the candidate to serve as a director of Exelon, if elected. If such a nomination is properly presented at the 2009 annual meeting, the nominee will be voted upon only by those shareholders present in person at the meeting and by the appointed proxies who have discretionary voting authority on other matters that are introduced during the meeting.

2. Proposals to be Voted Upon

Proposal 1: The Election Of Directors

The corporate governance committee has recommended, and the board of directors nominates, the following candidates for election as Class II directors, each to serve a one year term:

■	Bruce DeMars

■	Nelson A. Diaz

■	Paul A. Joskow

■	John W. Rowe

Edward A. Brennan was a member of Class II at the time of his death in December 2007, and the board reduced the size of the board and the number of directors in Class II until a search for Mr. Brennan’s replacement has been completed.

Information about each nominee, including each nominee’s principal employment and work experience for the previous five years, is found in the section entitled “Directors’ Biographies”. Each nominee has consented to serve for a term of one year and was recommended by non-employee directors of Exelon. After Exelon terminated the merger agreement with PSEG, the board of directors suspended the mandatory retirement policy for three directors who subsequently retired in 2007. To ensure continuity while new directors begin to serve in the place of the retired directors, the board also suspended the mandatory retirement policy for Messrs. D’Alessio, DeMars and Palms until the end of the calendar year in which they turn 75.

If any director is unable to stand for election, the board may reduce the number of directors in that class, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director in that class. Exelon does not expect that any director nominee will be unable to serve.

The board of directors recommends a vote FOR

each of the director nominees.

Proposal 2: The Ratification Of PricewaterhouseCoopers LLP As Exelon’s Independent Accountant For 2008

The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon is invaluable, especially as Exelon moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with new expertise and experience. PricewaterhouseCoopers has direct access to members of the audit committee and their representatives regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

In July 2002 the audit committee adopted a policy requiring that it approve in advance all services to be performed by the independent accountant. The committee pre-approves annual budgets for audit, audit-related, tax compliance and planning services, and other services. The committee will consider proposed engagements that do not impair the accountant’s independence and add value to the audit, including audit services (such as attest services and scope changes in the audit of the financial statements), audit-related services (such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings and the provision of attest services in relation to regulatory filings and contractual obligations), and tax compliance and planning services. The committee delegated authority to the committee’s chairman to pre-approve non-budgeted services in amounts less than $500,000. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountant. None of the services were provided without pre-approval as the SEC rules permits for “de minimus” services.

In 2007, the audit committee reviewed the PricewaterhouseCoopers 2008 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

The following table presents the fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of Exelon’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services provided during those periods. The fees shown include all amounts related to the year indicated (even if billed in prior or subsequent periods), which may differ from the amounts actually billed during the period.

	Year Ended Dec. 31, 2007	Year Ended Dec. 31, 2006

Audit Fees	$8,640,000	$8,230,000
Audit-Related Fees	250,000	3,503,000
Tax Fees	1,116000	339,000
All Other Fees	71,000	38,000
Total	$10,077,000	$12,110,000

Audit related fees consist of assurance and related services that are traditionally performed by the auditor. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards. The fees associated with the proposed PSEG merger were reclassified to audit related fees from audit fees as the proposed merger was terminated in 2006.

Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All other fees reflect work performed primarily in connection with research and audit software licenses.

The board of directors recommends a vote FOR

PricewaterhouseCoopers, LLP as Exelon’s Independent Accountant for 2008.

Proposal 3: A Shareholder Recommendation To Prepare A Report Showing That Exelon's Actions to Reduce Global Warming Have Reduced Mean Global Temperature or Avoided Disasters

Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, beneficial owner of 565 shares of stock, 347 of which have been held continuously for more than one year, submitted the following proposal and supporting statement:

“Resolved: The shareholders request that the Board of directors prepare by October 2008, at reasonable expense and omitting proprietary information, a Global Warming Report. This report may describe and discuss how action taken to date by Exelon to reduce its impact on global climate change has affected global climate in terms of any changes in mean global temperature and any undesirable climatic and weather-related events and disasters avoided.

Supporting Statement

“Exelon says on its web site that it supports action on global warming. Exelon is a member of the U.S. Climate Action Partnership (USCAP), a group that lobbies for global warming regulation.

“But scientific data show that atmospheric levels of carbon dioxide, the greenhouse gas of primary concern in global warming, do not drive global temperature. See e.g., http:youtube.com?v=XD12NVTYRXU.

“Even assuming for the sake of argument that atmospheric levels of carbon dioxide levels affect global temperatures, the U.S. regulation of manmade greenhouse gas emissions would have a trivial impact on atmospheric concentrations of carbon dioxide over the next 90 years. See e.g., http://www.epa.gov/climatechange/downloads/s1766analysispart1.pdf and http://www.junkscience.com//byJunkman/20071004.html.

“So U.S. greenhouse gas regulation is not likely to discernibly affect global climate in the foreseeable future.

“Global warming regulation is expected to harm the economy. The Congressional Budget Office, U.S. Department of Energy and prominent economists such as Alan Greenspan, Arthur Laffer and Greg Mankiw all say that cap-and-trade – a type of greenhouse gas regulation promoted by USCAP-- would reduce economic growth. See e.g., http://www.junkscience.com/failure_to_disclose.pdf.

“Shareholders want to know how Exelon’s actions relating to global warming may be affecting global climate.

The board of directors recommends a vote AGAINST this proposal for the following reasons:

Exelon believes that climate change is real and that immediate action is necessary to slow, stop and reverse greenhouse gas emissions in the United States. Exelon supports the scientific conclusions of the Intergovernmental Panel on Climate Change (IPCC) that the earth’s climate is warming and that human-caused emissions of greenhouse gases (GHG) are responsible for this change.

Exelon is actively engaged in the debate in Congress over how to fashion greenhouse gas legislation. Exelon supports federal legislation that would institute a cap and trade program on GHG emissions that is mandatory, economy-wide, with cost containment mechanisms in place to guard against very high and very low carbon costs. It is important that any such legislation protect the U.S. economy by providing economic and regulatory certainty, is economy-wide so that it is fair and effective, and is balanced so that the costs do not outweigh the environmental benefits.

It now appears likely that within the next several years the U.S. will adopt climate change legislation that will require GHG emission reductions. In advance of a federal program, many states have enacted GHG legislation, and have formed coalitions with other states to enact regional legislation. The costs and opportunities associated with the changing regulatory requirements directly impact the financial condition and operations of many companies. Regulation will impose direct costs on major sources of GHG emissions and indirect costs on the companies that use their products and services. At the same time, these new regulatory requirements will offer major opportunities for firms that can reduce emissions more cost-effectively or cost advantages for firms offering low or zero-carbon technologies and services.

Exelon has adopted a voluntary greenhouse gas emission reduction goal under the US EPA Climate Leaders program and is a vocal advocate for federal climate change legislation, most recently joining the US Climate Action Partnership (USCAP). Exelon is uniquely positioned because of its virtually carbon emission-free fleet, which makes it one of the lowest emitters of carbon in the industry, both in terms of total carbon emissions, and carbon intensity (tons of CO2 per MWh). We are on track to meet our voluntary goal to reduce greenhouse gas emissions by 8 percent from 2001 levels by the end of 2008.

Climate risk is increasingly important to investors, as reflected by the proliferation of climate-related advisory services, investment research, funds, and indices. In addition, there are a number of investor initiatives to improve corporate climate risk disclosure, such as the Investor Network on Climate Risk, the Institutional Investors Group on Climate Change, the Investor Group on Climate Change, the Carbon Disclosure Project and the Global Reporting Initiative. The Carbon Disclosure Project, for example, collects information on behalf of institutional investors with a combined $41 trillion of assets under management. Exelon’s comprehensive climate disclosure practice resulted in its inclusion in the Dow Jones Sustainability North America Index for the last two years, and to the Carbon Disclosure Project’s Climate Disclosure Leadership Index for the past three years.

Finally, this shareholder proposal asks for information that is, from a scientific standpoint, impossible to provide. The climate system is too complex to trace the long-term, effect on weather of an individual company’s actions, much less to determine “weather-related events and disasters” that would not have occurred if emissions from Exelon had not decreased. The board believes that it would not be a prudent use of corporate resources for Exelon to attempt to duplicate previous studies. The IPCC Fourth Assessment Report, released in November 2007, is the latest scientific, technical and socio-economic literature produced worldwide relevant to the understanding of the risk of human-induced climate change, its observed and projected impacts and options for adaptation and mitigation. It is a more comprehensive report that Exelon, or any individual company, could produce.

The board of directors recommends a vote AGAINST this proposal because it is not technically possible to measure the impact of a single company's actions on climate change and producing such a report would be a waste of resources.

Other Matters And Discretionary Voting Authority

The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is properly presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to William A. VonHoene, Jr. and Katherine K. Combs.

3. Corporate Governance at Exelon

The Board’s Function And Structure

Exelon’s business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

The Exelon board, and those of its predecessor companies, have monitored governance trends and implemented best practices for many years. As a result, Exelon already had in place many of the governance structures and processes that were required as governance reforms following the enactment of the Sarbanes-Oxley Act in 2002. Foremost among these were the Exelon Corporate Governance Principles. These principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the corporation as they change over time.

Exelon’s board is composed of 14 members, currently divided into three classes. Terms of the classes are currently staggered, with one class standing for election each year. By Amendments to the Articles of Incorporation approved at the 2007 annual meeting, the board is being declassified over a three-year period, and by 2010 all directors will be elected annually, for one-year terms. One director, Edward A. Brennan, died on December 27, 2007 and three directors retired on May 8, 2007: Edgar A. Jannotta, Richard L. Thomas and Ronald Rubin.

The board has six standing committees: audit, compensation, corporate governance, risk oversight, energy delivery oversight, and generation oversight. The corporate governance committee makes recommendations to the full board regarding board practices, the number, functions and membership of committees, and the performance of the board, committees and individual members. The corporate governance committee also oversees succession planning and diversity. Also, the chair of the corporate governance committee serves as the presiding director and leads the discussion when non-management directors meet in executive session.

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, at the Investor Relations tab. Copies of those documents may be printed from the Exelon website and are available in print to any shareholder who requests them.

The board has a program for orienting new directors and for providing continuing education for all directors. The board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the corporate governance committee and has three parts: committee self-evaluations, a full board evaluation and the evaluation of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full board evaluation considers the evaluation of the committees as well as the quality of its own meeting agendas, materials and discussions. All assessments focus on both strengths and opportunities for improvement.

The board of directors met 18 times during 2007. The board also attended a multi-day strategy retreat with the senior officers of Exelon and subsidiary companies. Directors received one meeting fee for attendance at this function. All directors attended 75% of all board and committee meetings that they were eligible to attend with an average attendance of over 93% across all directors for all board and committee meetings. Exelon does not have a formal policy requiring attendance at the annual shareholders meeting; however, directors do receive a separate meeting fee for attendance. In 2007, all directors attended the annual shareholders meeting.

Description Of Board Committees

Until his death on December 27, 2007, Mr. Edward A. Brennan served as chair of the compensation committee, and as a member of the corporate governance committee. Until retiring from the board May 8, 2007, Mr. Edgar D. Jannotta served on the corporate governance and risk oversight committees; Mr. Richard L. Thomas served on the audit and compensation committee; and Ronald Rubin served on the compensation and risk oversight committees.

Audit Committee

The committee consists of Dr. John M. Palms, its chair, Mr. M. Walter D’Alessio, Admiral Bruce DeMars, Ms. Sue L. Gin, Professor Paul L. Joskow, Dr. William C. Richardson and Mr. Stephen Steinour. All members of this committee are independent directors. The committee met seven times during 2007.

The audit committee reviews financial reporting and accounting practices and internal control functions. With the assistance of the risk oversight committee, the audit committee also reviews and makes recommendations to the full board regarding risk management policy and legal and regulatory compliance. This committee recommends the independent accountant and approves the scope of the annual audits by the independent accountant and internal auditors. The committee also reviews and makes recommendations to the full board regarding officers' and directors' expenses and compliance with appropriate policies and Exelon’s code of business conduct. The committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent accountant, the internal auditors and the chief legal officer.

As required by the rules of the NYSE, the board of directors has determined that all members of the audit committee are financially literate and have accounting or related financial management expertise, as the board in its business judgment interprets those qualifications. In addition, the board of directors has determined that all members of the committee are “audit committee financial experts” as defined by SEC regulations.

Report of the Audit Committee

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2007 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountants. The audit committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the audit committee has discussed with the independent accountants the accountants’ independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 6, 2008

John M. Palms, Chair	Paul L. Joskow
M. Walter D'Alessio	William C. Richardson
Bruce DeMars	Stephen D. Steinour
Sue L. Gin

Compensation Committee

The committee consists of Ms. Rosemarie Greco, its chair, Mr. M. Walter D'Alessio, Dr. William C. Richardson and Mr. Stephen D.Steinour. All members of the committee are independent directors. The committee met six times during 2007.

The compensation committee reviews, administers and oversees executive compensation and employee benefit plans and programs. The committee makes recommendations to the independent directors regarding the compensation of the chairman and chief executive officer (CEO), and to the full board regarding the compensation of the president (if different from the CEO) and executive vice presidents. The compensation committee acts pursuant to a charter that has been approved by our board of directors. The charter is posted on Exelon’s website, www.exeloncorp.com, select the Investor Relations page and the Corporate Governance tab.

The committee uses the services of an independent compensation consultant, Towers Perrin, which reports directly to the committee. The scope of the duties of Towers Perrin is set forth in the scope of work document agreed to between Towers Perrin and the compensation committee. The scope of work document provides that the consultant is to support the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs, including providing information regarding, market trends and competitive compensation programs and strategies. The consultant attends the committee’s meetings, as requested. The consultant prepares market data for each senior executive position, including confirming the company’s compensation strategy and reviewing and confirming the peer group used to prepare the market data. The consultant also provides the committee with an independent assessment of management recommendations for changes in the compensation structure. The consultant provides market data related to a variety of executive programs as needed, support to the human resources function in connection with the consultant’s role in supporting the compensation committee, and ad hoc support to the chair of the committee, including discussing executive compensation and related corporate governance trends.

Executive officers are involved in the evaluation of performance and the development of initial recommendations with respect to compensation adjustments; however, the compensation committee (and the independent directors and the full board of directors, respectively, with respect to the compensation of the CEO and the executive vice presidents) makes the final determinations with respect to compensation programs and adjustments. Under Exelon’s corporate governance principles, the CEO is considered an invited guest and attends the meetings of committees, including the compensation committee, except when the compensation committee meets in executive session to discuss, for example, the CEO’s own compensation. The CEO cannot call meetings of the compensation committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s business plan. The compensation committee reviews the recommendations and establishes the final goals. The compensation committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s annual incentive payout, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The CEO reviews all of the recommendations of the executive officers before they are presented to the compensation committee. The human resources function provides the compensation committee and the independent directors with data showing the history of the CEO’s compensation and data that analyzes the cost of a range of several alternatives for changes to the CEO’s compensation, but neither the executive officers nor the CEO makes any recommendation to the compensation committee or the independent directors with respect to the compensation of the CEO.

The compensation committee has delegated to the CEO the authority to make off-cycle awards to an employee who is not subject to the limitations of Section 162(m), is not an executive officer for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and is not an executive vice president or higher of Exelon, provided that such authority is limited to making grants of up to 1,200,000 options in the aggregate and 20,000 options per recipient in any year. The compensation committee ratifies these grants. On rare occasions, stock options are granted to new hires on the date they commence employment. No off-cycle grants of stock options were made in 2007. In addition, the CEO has been delegated authority from the compensation committee to adjust base salaries for retention purposes or unique circumstances for officers who are not executive vice presidents or higher.

Corporate Governance Committee

The committee consists of M. Walter D’Alessio, Mr. Nichols DeBenedictis, Admiral Bruce DeMars, Ms. Sue Gin, Mr. John W. Rogers, Jr. and Mr. John M. Palms. Mr. Edward A. Brennan served as a member of the committee until his death on December 27, 2007. All members of the committee are independent directors. The committee met five times in 2007.

The corporate governance committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the board regarding the corporate governance principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee identifies potential director candidates and coordinates the nominating process for directors. The committee coordinates the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors’ orientation and continuing education program and Exelon’s efforts to promote diversity among its directors, officers, employees and contractors. The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation, and for this purpose it periodically asks a consultant to prepare a study of the compensation of the company’s directors relative to the directors of the same peer group used for executive compensation. This study is used as the basis for the corporate governance committee’s recommendations to the full board of directors with respect to director compensation. The corporate governance committee may utilize other consultants, such as specialized search firms to identify candidates for director.

Risk Oversight Committee

The committee consists of Ms. Sue L. Gin, its chair, Judge Nelson A. Diaz, Professor Paul Joskow, Dr. John M. Palms, Dr. William C. Richardson and Mr. John W. Rogers, Jr. The committee met six times in 2007.

The committee is responsible for oversight of the company’s risk management functions, and reports to the audit committee and to the full Exelon board regarding, corporate risk management policy, including financial risks, legal and regulatory risks, power marketing, power trading risk management strategy, oversight of nuclear fuels procurement and performance and the hedged condition of the generation portfolio. The committee reviews and approves risk policies relating to power marketing, hedging and the use of derivatives. The committee is also responsible for the oversight and review of the performance and management of assets in Exelon’s pension and nuclear decommissioning trust funds and the appointment and removal of the parties overseeing the performance and management of investment of assets in Exelon’s employee benefit trusts.

Energy Delivery Oversight Committee

The committee consists of Ms. Rosemarie B. Greco, its chair, Mr. Nicholas DeBenedictis, Admiral Bruce DeMars, Judge Nelson A. Diaz, Professor Paul L. Joskow, Governor Thomas J. Ridge and Mr. Don Thompson. The committee met five times in 2007.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy to consumers. The committee reviews the regulatory and public policy strategies and practices of the energy delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of ComEd and PECO Energy, monitors their operating and financial performance and encourages the sharing of best practices between the utilities.

Generation Oversight Committee

The committee consists of Admiral Bruce DeMars, its chair, Mr. Nicholas DeBenedictis, Judge Nelson A. Diaz, Dr. John M. Palms, Mr. Stephen D. Steinour and Mr. Don Thompson. The committee met five times in 2007.

The committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests. The committee reviews major investments and changes in strategy regarding the generating facilities. The committee reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Exelon’s Process For Nominating Directors

The Exelon corporate governance committee serves as a nominating committee and nominates candidates for director. The board of directors receives the proposed nominations from the corporate governance committee and approves the nominees to be included in Exelon's proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including those directors currently serving on the board whose term is expiring and those candidates recommended by shareholders and others. The process for a shareholder to recommend a candidate for director is described above in the “Frequently Asked Questions” section of this proxy statement at page 6. The committee may also utilize specialized search firms to identify and assess qualified candidates. The committee routinely assesses the board’s needs for skills and experience in light of current and future needs. All candidates are evaluated using the following standards and qualifications that are identified in Exelon’s Corporate Governance Principles:

■	Highest personal and professional ethics, integrity and values

■	An inquiring and independent mind

■	Practical wisdom and mature judgment

■	Broad training and experience at the policy making level in business, government, education or technology

■	Expertise useful to Exelon and complementary to the background and experience of other Exelon board members

■	Willingness to devote the required amount of time to the duties and responsibilities of board membership

■	A commitment to serve over a period of years to develop knowledge about Exelon

■	Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

Communication With The Board Of Directors

Shareholders and other interested persons can communicate with the chairman of the corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine K. Combs, Senior Vice President, Corporate Governance, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the corporate secretary to review communications initially and transmit a summary to the directors, and to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints. Under the board policy, the corporate secretary will forward to the directors any communications raising substantial issues.

Director Independence

Under Exelon’s Corporate Governance Principles the board must be composed of a substantial majority of independent directors as defined by the New York Stock Exchange (NYSE). In addition to complying with the NYSE rules, Exelon also monitors all director relationships for independence under rules of the Securities and Exchange Commission (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence, and the board has adopted the following additional categorical standards to address those relationships that are not specifically addressed by the NYSE rules.

A director's relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director's independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in its most recent fiscal year were less than the greater of $1 million or 5% of the recipient's consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director's independence if and to the extent that: (1) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing prices set by a well-established commodity market, or are fixed in conformity with law or governmental authority; or (2) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

If a director is a current employee, or a director's immediate family member is an executive officer of a charitable or other tax exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 2% of that organization's consolidated gross receipts in that year. In any other circumstances, a director's relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director's independence if the aggregate contributions made by Exelon to that organization in its most recent fiscal year were less than the greater of $1 million or 5% of that organization's consolidated gross receipts in that year. Transactions and relationships with charitable and other tax-exempt organizations that exceed these standards will be evaluated by the board to determine whether there is any affect on a director's independence.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated for materiality. Data on all relationships are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Each of the directors named below was determined by our board of directors to be “independent” under applicable guidelines presented above. The information below describes certain director relationships or arrangements that were considered by the board in determining whether the named director was “independent,” as defined under the NYSE rules and the categorical standards specified in the company’s corporate governance principles. In all cases, the amounts involved in the transactions between Exelon and its entities, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the thresholds specified by the NYSE rules and the categorical standards specified in the company’s corporate governance principles. Because Exelon provides utility services through its subsidiaries ComEd, PECO and Exelon Energy and many of its directors live in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon’s subsidiaries. Similarly, because Exelon and its subsidiaries are active in their communities and make substantial charitable contributions, and many of Exelon’s directors live in communities served by Exelon and its subsidiaries and are active in those communities, many of Exelon’s directors are affiliated with charities that receive contributions from Exelon and its subsidiaries.

M. Walter D’Alessio

Mr. D’Alessio is an executive officer of two companies whose common parent company is a customer of ComEd. Mr. D’Alessio also serves as a director of four companies, three of which are customers of PECO and one of which provide services to certain Exelon entities. In addition, Mr. D’Alessio serves on the advisory board of a bank that is a PECO customer and provides some financial services to Exelon. Mr. D’Alessio also serves on the boards of four charitable organizations that receive contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Nicholas DeBenedictis

Mr. DeBenedictis is an executive officer of a water public utility that is a customer of PECO and ComEd and provides services to certain PECO facilities. Mr. DeBenedictis also serves as a director of two public companies that are customers of PECO and ComEd; one provides services to Exelon. In addition, Mr. DeBenedictis serves on the advisory board of a bank that is a PECO customer and has provided some financial services to Exelon in previous years. Mr. DeBenedictis also serves on the boards of five charitable or tax-exempt organizations that receive contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Bruce DeMars

Admiral DeMars serves as a director of a company that has a subsidiary that provides services to Exelon Generation. All payments were immaterial under the applicable independence criteria.

Nelson A. Diaz

Judge Diaz is Of Counsel to a law firm that provides legal services for Exelon. Judge Diaz is not a partner of the firm, does not work on any matters relating to Exelon and the board does not consider that its relationship with the law firm impairs his independence. In addition, Judge Diaz serves on the advisory board of a bank that is a PECO customer and has provided some financial services to Exelon. He also serves on the boards of five charitable or tax exempt organizations that receive contributions from Exelon and PECO. Judge Diaz’s wife serves on the boards of two charitable organizations that receive contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Sue L. Gin

Ms. Gin is the owner of three companies that are customers of ComEd and one is also a customer of Exelon Energy. Ms. Gin owns eight individual residential properties that are customers of ComEd. Ms. Gin also serves on the boards of seven charitable organizations that receive contributions from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Rosemarie B. Greco

Ms. Greco serves as executive director of the Governor’s Office of Health Care Reform of the Commonwealth of Pennsylvania. Although Exelon makes tax and other required payments to the Commonwealth of Pennsylvania and the Commonwealth is a PECO customer, none of those payments are made directly to or from the office of which Ms. Greco serves as Executive Director. Ms. Greco also serves as a director of three companies that are PECO customers, one of which is also a supplier to Exelon Generation and PECO. In addition, Ms. Greco serves on the board of five charitable organizations that receive contributions from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Dr. Paul L. Joskow

Professor Joskow's brother is an officer of a subsidiary of a public company that performs services for Exelon in amounts below the threshold for materiality.

Dr. John M. Palms

Dr. Palms serves on the boards of two charitable or tax-exempt organizations that receive support from Exelon. All payments were immaterial under the applicable independence criteria.

Dr. William C. Richardson

Dr. Richardson is a director of two public companies that are customers of ComEd or PECO, and two of which provide services to Exelon entities. Dr. Richardson also serves on the board of one charitable organization that receives support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Thomas J. Ridge

Governor Ridge is a senior advisor to a major accounting firm that occasionally provides non-audit services to Exelon. All payments were immaterial under the applicable independence criteria.

John W. Rogers, Jr.

Mr. Rogers is an executive officer of a company that is a customer of ComEd. He also serves as a director of two companies that are ComEd customers; one of which is also a customer of PECO and Exelon Energy, and one also provides administrative services to Exelon. Mr. Rogers serves on the boards of eleven charitable or tax-exempt organizations that received immaterial contributions from Exelon and ComEd. Mr. Rogers’ wife serves on the board of two charitable organizations that received support from Exelon and ComEd. All payments were immaterial under the applicable independence criteria.

Stephen D. Steinour

Mr. Steinour was during 2007 an executive officer of a company that is a customer of ComEd and PECO. He is on the board of four charitable or tax-exempt organizations that receive support from Exelon and PECO. All payments were immaterial under the applicable independence criteria.

Don Thompson

Mr. Thompson is an executive officer of a corporation that is a customer of ComEd, PECO and Exelon Energy. He and his wife are each on the board of a charitable organization that receives support from Exelon or ComEd. All payments were immaterial under the applicable independence criteria.

Related Person Transactions

Exelon has a written policy for the review and the approval or ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services, charitable contributions and payments to civic, industry and professional organizations. The retail purchase of electricity or gas from ComEd or PECO at rates set by tariff, and transactions between or among Exelon and its subsidiaries are not considered. Directors and executive officers are responsible for notifying Exelon's office of corporate governance regarding any related person transactions and relationships involving themselves or their immediate family members.

The Office of Corporate Governance annually, or more frequently if warranted, compiles the information provided to it through questionnaires and surveys and conducts additional due diligence in order to provide the corporate governance committee and the board of directors with information as a basis for considering and approving or ratifying related person transactions. Based on the recommendations of the corporate governance committee, the board considers the following facts and circumstances in approving new related person transactions:

■	The related person's relationship to the company and interest in the transaction;

■	The material facts of the transaction; the proposed benefits to the company;

■	The availability of other sources of comparable products and services;

■	Whether the proposed transaction is on terms comparable to the terms available to unrelated third parties; and

■	Whether the proposed transaction is based on a competitive bidding process or involves the purchase or sale of commodities with an established market value.

At the end of each year the corporate governance committee reviews all known related person transactions, considering primarily the analysis prepared for purposes of assessing the independence of the directors, but also other facts and circumstances known to the company, including the factors listed above. If it determines that such transactions are in the best interest of the company it ratifies them, if not it revises or rescinds them. For 2007, the board reviewed all known commercial, charitable, civic and other relationships among the directors of Exelon Corporation, the executive officers of Exelon, ComEd, PECO, and Exelon Generation, as well as the non-affiliated directors of ComEd and PECO. The board considered the amounts involved in each commercial transaction and ratified them, because it found that the related person had no material interest in the transaction other than that arising from their position as a director of the affiliated companies, and that the transactions were either the result of a competitive bidding process or were for immaterial amounts of goods or services. In those cases where the director is an executive officer of the affiliated company, the transactions generally consisted of retail electricity or gas purchases under set rates or were for immaterial amounts of goods and services from the affiliated company. For charitable and other payments the board considered Exelon's active position in the communities in which it serves and determined that all charitable contributions and payments made to other civic, industry and professional organizations were in the best interest of the company and ratified them. No related person transaction requires disclosure in this proxy statement under the applicable SEC regulations.

Compensation of Non-Employee Directors

For their service as directors of the corporation, Exelon’s non-employee directors receive the compensation shown in the following table and explained in the accompanying notes. Employee directors receive no additional compensation for service as a director.

Name	Committee Membership	Fees Earned or Paid in Cash		Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
		Annual Board & Committee Retainers	Board & Committee Meeting Fees

[a]	[b]	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)

Edward A. Brennan (1)	C (Ch.), G	$51,929	$37,500	$84,076		$173,505
M. Walter D’Alessio	A, C, G (Ch)	57,500	58,500	85,000		201,000
Nicholas DeBenedictis	G, E, P	50,000	48,000	85,000		183,000
Bruce DeMars	A, G, E, P (Ch)	60,742	46,500	85,000		192,242
Nelson A. Diaz	E, P, R	50,000	49,500	85,000		184,500
Sue L. Gin	A, G, R (Ch)	57,500	49,500	85,000		192,000
Rosemarie B. Greco	C, E (Ch)	52,500	42,000	85,000		179,500
Edgar D. Jannotta (2)	—	15,948	15,000	29,808		60,756
Paul L. Joskow (3)	A, E, R	22,011	21,000	37,188		80,199
John M. Palms	A (Ch), G, P, R	62,500	58,500	85,000	$575	206,575
William C. Richardson	A, C, R	50,000	55,500	85,000		190,500
Thomas J. Ridge	E	45,000	28,500	85,000		158,500
John W. Rogers, Jr.	G, R	45,000	45,000	85,000		175,000
Ronald Rubin (2)	—	15,948	19,500	29,808		65,256
Stephen D. Steinour (4)	A, C, P	35,659	30,000	55,110		120,769
Richard L. Thomas (2)	—	17,720	25,500	29,808		73,028
Donald Thompson (4)	E, P	32,418	25,500	55,110		113,028
Total All Directors		$722,375	$655,500	$1,170,908	$575	$2,549,358

Committee Membership Key

Audit = A, Compensation = C, Corporate Governance = G, Energy Delivery Oversight = E, Generation Oversight = P, Risk Oversight = R

Notes to the Compensation of Non-employee Directors Table:

1.	Mr. Brennan died on December 27, 2007.
2.	Messrs. Jannotta, Rubin and Thomas retired from the board as of May 8, 2007.
3.	Dr. Joskow was appointed to the board as of July 23, 2007.
4.	Messrs. Steinour and Thompson were elected to the board effective May 8, 2007.

Fees Earned or Paid in Cash

All directors receive an annual retainer of $45,000. Committee chairs receive an additional $7,500 per year. Members of the Audit Committee and Generation Oversight Committee, including the committee chairs, receive and additional $5,000 per year membership retainer, because of the increased time involved.

Directors receive $1,500 meeting fee for each board and committee meeting attended, whether in person or by means of teleconferencing or video conferencing equipment. Directors also receive a $1,500 meeting fee for attending the annual shareholders meeting and the annual strategy retreat.

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director's reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers do have one additional fund not available to employees that, through its composition, does provide returns that for 2007 were found to be in excess of 120% of the federal long-term rate that is used by the IRS to determine above market returns, one director had balances in this fund during 2007, and the portion of their earnings which are in excess of the IRS criteria are included in the table.

Stock Awards

Directors are required under the Exelon Corporate Governance Principles to own 5,000 shares of Exelon common stock or deferred stock units within three years after their election to the board. The ownership requirement is intended to align the interests of directors with the interests of shareholders so that directors benefit when Exelon’s stock price increases and suffer when it declines. Rather than paying directors entirely in cash, Exelon pays a significant portion of director compensation in the form of deferred stock units. The deferred stock units are not paid out to the directors until they retire from the board, leaving these amounts at risk during the director’s entire tenure on the board.

All directors receive $85,000 worth of deferred Exelon common stock units per year, which accrue at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units are accrued in an unfunded record keeping account maintained by the company and earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional units.

As of December 31, 2007 the directors held the amounts of deferred Exelon common stock units shown in the following table. The units are valued at the closing price of Exelon common stock on December 31, 2007, which was $81.64. Legacy plans include those stock units earned from Exelon’s predecessor companies, PECO Energy Company and Unicom Corporation. For three directors who served on the PECO Energy board of directors, a portion of the legacy deferred stock units was granted as a conversion of the accrued benefits under the PECO Energy Directors Retirement Plan when the plan was terminated in 1997. Mr. D’Alessio was first elected to the PECO Energy board in 1983; Dr. Palms was first elected in 1990, and Mr. Rubin was first elected in 1988. For Adm. DeMars and Mr. Jannotta, a portion of the legacy deferred stock units were granted as a conversion of the accrued benefits under the Unicom Directors Retirement plan when the plan was terminated in 1997. Mr. Brennan was also a participant in this plan, however he made an irrevocable election to receive deferred cash upon his retirement instead of stock. His cash balance under the plan, as of December 27, 2007 was $37,647.

Directors Deferred Stock Unit Balances

Name	Year First Elected to the Board	Deferred Stock Units From Legacy Plans	Deferred Stock Units From Exelon Plan	Total Deferred Stock Units	Fair Market Value as of 12/31/2007
[a]	[b]	[c]	[d]	[e]	[f]
		(#)	(#)	(#)	($)

Edward A. Brennan (1)	1995	3,964	11,790	15,754	$1,282,303
M. Walter D’Alessio	1983	23,981	11,800	35,781	2,921,216
Nicholas DeBenedictis	2002		8,631	8,631	704,647
Bruce DeMars	1996	1,239	11,800	13,039	1,064,493
Nelson A. Diaz	2004		4,886	4,886	398,869
Sue L. Gin	1993		11,800	11,800	963,374
Rosemarie B. Greco	1998	5,807	11,800	17,607	1,437,444
Edgar D. Jannotta (2)	1994	12,993	10,778	23,771	1,837,763
Paul L. Joskow	2007		465	465	37,950
John M. Palms	1990	18,239	11,800	30,039	2,452,420
William C. Richardson	2005		3,257	3,257	265,869
Thomas J. Ridge	2005		3,010	3,010	245,755
John W. Rogers, Jr.	1999	3,338	11,800	15,138	1,235,855
Ronald Rubin (2)	1988	23,859	11,089	34,948	2,701,871
Stephen D. Steinour.	2007		714	714	58,315
Richard L. Thomas (2)	1998	8,753	10,778	19,531	1,509,972
Donald Thompson	2007		714	714	58,315

Notes to the Directors’ Deferred Stock Unit Table:

1.	Deferred stock units for Mr. Brennan are valued at $81.40, the closing price on December 27, 2007, the date of his death.

2.	Deferred stock units for Messrs. Jannotta, Rubin and Thomas are valued at $77.31, the closing price on May 8, 2007, the date of their retirement from the board.

Deferred Stock Unit And Deferred Compensation Payout

For reasons previously disclosed, the board extended the retirement date of several directors who had both retired from active employment and had significant amounts of deferred stock units or deferred compensation balances. In order to allow these directors access to their deferred accounts prior to retirement, in June 2007 the board amended both the deferred stock unit plan and the deferred compensation plan to allow directors to elect distributions upon reaching age 72 or retirement from the board. The amendment also provided directors an opportunity to elect to take a one-time lump sum distribution from each plan in January 2008.

The following table shows the elections and subsequent payouts from each plan made to current directors. Directors could also elect to receive their stock units in shares of Exelon common stock or have them converted to cash. For purposes of the distribution, stock units were valued at $81.64, the closing price on December 31, 2007 and for those directors with balances in the deferred compensation plan, each individual fund in which they were invested was valued at its December 31, 2007 closing price.

Name	Number of Deferred Stock Units Elected For Distribution	Value of Deferred Stock Unit Distribution at $81.64	Value of Deferred Compensation Payout

M. Walter D’Alessio	28,625	$2,336,973	—
Nicholas DeBenedictis	3,631	296,447	—
Bruce DeMars	11,800	963,374	—
Sue L. Gin (1)	11,800	963,374	$378,653
Rosemarie B. Greco	8,804	718,722	—
John M. Palms	25,039	2,044,220	1,024,035

Notes:

1.	Ms. Gin elected to receive her stock units as shares of Exelon common stock.

Other Compensation

Exelon pays the cost of a director’s spouse’s travel, meals, lodging and other related leisure activities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other leisure activities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director's spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and leisure activities and to reimburse the director for the taxes on the imputed income. In 2007, incremental cost to the company to provide these perquisites was less than $10,000 per director and the aggregate amount for all directors as a group, a total of 17 directors including the three directors who retired in May 2007, was $51,130. The aggregate amount paid to all directors as a group (17 directors) for reimbursement of taxes on imputed income was $28,967.

Exelon has a board compensation and expense reimbursement policy under which directors are reimbursed for reasonable travel to and from their primary residence and lodging expenses incurred when attending board and committee meetings or other events on behalf of Exelon, including director’s orientation or continuing director’s education programs, facility visits or other business related activities for the benefit of Exelon. Under the policy, Exelon will arrange for its corporate aircraft to transport groups of directors, or when necessary, individual directors, to meetings in order to maximize the time available for meetings and discussion. Directors may bring their spouses on Exelon’s corporate aircraft when they are invited to any Exelon event, and the value of this travel, calculated according to IRS regulations, is imputed to the director as additional taxable income. Exelon has a matching gift program available to employees that matches their contributions to educational institutions up to $2,000 per year. The same program is available to directors and executive officers with a limit of up to $5,000 per year.

4. Directors’ Biographies

Director Nominees For Election

Class II Directors to be Elected for a Term of One Year

Bruce DeMars

Admiral DeMars, age 72, has been a director of Exelon since October 20, 2000. He chairs the generation oversight committee and serves on the audit, corporate governance and energy delivery oversight committees. He is a Retired Admiral, United States Navy and former Director of the Naval Nuclear Propulsion Program. He is a director of McDermott International Inc. and Oceanworks International, Inc.

Nelson A. Diaz

Judge Diaz, age 60, has been a director of Exelon since January 27, 2004. He serves on the risk oversight, energy delivery oversight and generation oversight committees. He joined Cozen O’Connor, a Philadelphia based law firm, as Of Counsel in May 2007. He was previously a partner of Blank Rome LLP (a law firm), from March 2004 through May 2007, and from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania, from 1981 to 1993. He also served as General Counsel, United States Department of Housing and Urban Affairs, from 1993 to 1997. He also serves as a director of PECO Energy Company, an Exelon subsidiary.

Paul L. Joskow, Ph. D.

Professor Joskow, age 60, has been a director of Exelon since July 23, 2007. He serves on the audit, energy delivery oversight, and risk oversight committees. He became President of the Alfred P. Sloan Foundation on January 1, 2008. He is also the Elizabeth and James Killian Professor of Economics and Management at the Massachusetts Institute of Technology (MIT) and Director for Energy and Environmental Policy Research. Professor Joskow joined the MIT faculty in 1972 and was head of the MIT Department of Economics from 1994-19998. Professor Joskow is a Fellow of the American Academy of Arts and Sciences. He has served on the U.S. Environmental Protection Agency's (EPA) Acid Rain Advisory Committee, on the Environmental Economics Committee of EPA's Science Advisory Board, and on the National Commission on Energy Policy. He is a director of TransCanada Pipelines Limited and a Trustee of the Putnam Mutual Funds.

John W. Rowe

Mr. Rowe, age 61, has been a director of Exelon since October 20, 2000. He has been Chairman, President and Chief Executive Officer of Exelon since November 2004, having served as Chairman and Chief Executive Officer since 2002. He previously served as Co-Chief Executive Officer of Exelon, and as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company. He also serves as a director of Sunoco, Inc. and The Northern Trust Corporation. He also serves as a director of PECO Energy Company, an Exelon subsidiary.

Continuing Class I Directors With Terms Expiring in 2010

Nicholas DeBenedictis

Mr. DeBenedictis, age 61, has been a director of Exelon since April 23, 2002. He serves on the corporate governance, energy delivery oversight and generation oversight committees. He is Chairman and Chief Executive Officer of Aqua America Inc., a water utility with operations in 12 states. He is also a director of Met-Pro Corporation, and P.H. Glatfelter, Inc.

Sue L. Gin

Ms. Gin, age 66, has been a director of Exelon since October 20, 2000. She chairs the risk oversight committee and serves on the audit and corporate governance committees. She is the Founder, Owner, Chairman and CEO of Flying Food Group, LLC, an in-flight catering company. She is a director of Commonwealth Edison Company, an Exelon subsidiary, and Centerplate, Inc.

William C. Richardson, Ph. D.

Dr. Richardson, age 67, has been a director of Exelon since March 1, 2005. He serves on the audit, compensation and risk oversight committees. He served as the President and CEO of the W. K. Kellogg Foundation from 1995 through his retirement in July 2005. He also served as President of Johns Hopkins University from 1990 through 1995 and as executive vice president and provost of Pennsylvania State University. He is also a director of The Bank of New York Company, Inc. and CSX Corporation and a member of the Institute of Medicine, National Academy of Sciences.

Thomas J. Ridge

Governor Ridge, age 62, has been a director of Exelon since May 2, 2005. He serves on the energy delivery oversight committee. He is President, Ridge Global LLC. He served as Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and the Assistant to the President for Homeland Security (an Executive Office created by President Bush) from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania from 1994 through October 2001. He is also a director of The Hershey Company and Vonage Holdings Corp. and PECO Energy Company, an Exelon subsidiary.

Donald Thompson

Mr. Thompson, age 44, has been a director of Exelon since May 8, 2007. He serves on the energy delivery oversight and generation oversight committees. He is the President of McDonald’s USA. Previously he served as executive vice president and chief operating officer, McDonald’s USA, and as the executive vice president for McDonald’s restaurant solutions group and the president of McDonald’s West Division.

Continuing Class III Directors With Terms Expiring in 2009

M. Walter D’Alessio

Mr. D’Alessio, age 74, has been a director of Exelon since October 20, 2000. He chairs the corporate governance committee and serves on the audit and compensation committees. He serves as presiding director in the event the need arises and presides and leads the discussion when the non-management directors meet in executive session. He is Vice Chairman of NorthMarq Capital (a real estate investment banking firm) and is president and CEO of NorthMarq Advisors, LLC (a real estate consulting group), positions that he has held since July 2003. Prior to that, he was the Chairman and CEO of Legg Mason Real Estate Services, Inc. from 1982 through July 2003. He is the chairman of the board of directors of Brandywine Real Estate Investment Trust, chairman of the board of Independence Blue Cross and a director of Pennsylvania Real Estate Investment Trust and PECO Energy Company, an Exelon subsidiary.

Rosemarie B. Greco

Ms. Greco, age 61, has been a director of Exelon since October 20, 2000. She is the chair of the energy delivery oversight committee and the chair of the compensation committee. She has served as the director of the Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania since January 2003. She is also the founding principal of GRECOVentures Ltd., a private management consulting firm. She was formerly President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. She is also a director of Sunoco, Inc., Pennsylvania Real Estate Investment Trust and a trustee of SEI I Mutual Funds, a subsidiary of SEI Investments, Co. She also serves as a director of PECO Energy Company, an Exelon subsidiary.

John M. Palms, Ph. D.

Dr. Palms, age 72, has been a director of Exelon since October 20, 2000. He chairs the audit committee and serves on the corporate governance, risk oversight and generation oversight committees. He is Distinguished President Emeritus of the University of South Carolina and Distinguished University Professor Emeritus. He served as the President of the University of South Carolina from 1991 through June 2002, and as Distinguished University Professor from 2002 through 2007. He is the former President of Georgia State University, and the former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. He is the chairman of the board of directors of Assurant Inc., and is also a director of Computer Task Group, Inc. and the Geo Group. In addition, Dr. Palms is the chairman of the board of trustees of the Institute for Defense Analyses, and was formerly a member of the National Nuclear Accreditation Board and the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.

Mr. Rogers, age 49, has been a director of Exelon since October 20, 2000. He serves on the corporate governance, risk oversight and energy delivery oversight committees. He is the founder, Chairman and CEO of Ariel Capital Management LLC, an institutional money management firm and serves as trustee of the Ariel Investment Trust. He is a director of Commonwealth Edison Company, an Exelon subsidiary. He is also a director of Aon Corporation and McDonald’s Corporation.

Stephen D. Steinour

Mr. Steinour, age 49, has been a director of Exelon since May 8, 2007. He serves on the audit, compensation and generation oversight committees. He was President and CEO of Citizens Financial Group, Inc., a multi-state commercial bank holding company, a position that he held from 2006 through 2008. He served as vice chairman and chief executive officer of Mid-States regional banking from 2005 through 2006. Previously he was vice chairman and chief executive officer of Mid-Atlantic regional banking from 2001 to 2005.

5. Ownership of Exelon Stock

Beneficial Ownership Table

The following table shows the ownership of Exelon common stock as of January 31, 2008 by each director, each named executive officer in the Summary Compensation Table, and for all directors and executive officers as a group.

Name	Beneficially Owned Shares	Shares Held in Company Plans	Vested Stock Options and Options that Vest Within 60 Days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock	Total Share Interest

		Note (1)			Note (2)

[a]	[b] (#)	[c] (#)	[d] (#)	[e] (#)	[f] (#)	[g] (#)

Directors
M. Walter D’Alessio	11,506	7,156		18,662	—	18,662
Nicholas DeBenedictis	—	5,000		5,000	—	5,000
Bruce DeMars	9,929	1,239		11,168	—	11,168
Nelson A. Diaz	1,500	4,886		6,386	1,449	7,835
Sue L. Gin	42,777	—		42,777	—	42,777
Rosemarie B. Greco	2,000	8,804		10,804	7,513	18,317
Paul L. Joskow (3)	2,000	465		2,465	549	3,014
John M. Palms	—	5,000		5,000	—	5,000
William C. Richardson	1,254	3,257		4,511	—	4,511
Thomas J. Ridge	—	3,010		3,010	1,001	4,011
John W. Rogers, Jr.	11,374	15,138		26,512	6,971	33,483
Stephen D. Steinour (4)	—	714		714	861	1,575
Donald Thompson (4)	—	714		714	208	922

Named Executive Officers
John W. Rowe	330,597	5,967	759,250	1,095,814	124,626	1,220,440
John F. Young	34,307	2,500	45,000	81,807	29,774	111,581
Randall E. Mehrberg	—	67,401	108,250	175,651	29,758	205,409
Christopher M. Crane	47,822	4,794	375,538	428,154	30,816	458,970
Ian P. McLean	18,120	35,000	38,750	91,870	27,573	119,443
John L. Skolds (5)	26,839	4,589	202,000	233,428	32,367	265,795
All Directors & Executive Officers - 25 people (6)	620,045	238,631	1,996,038	2,854,714	372,231	3,226,946

Notes to the Beneficial Ownership Table

1.	The shares listed under Shares Held in Company Plans, Column [C], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.
2.	The shares listed above under Share Equivalents to be Settled in Cash or Stock, Column [F], include unvested performance shares that may settled in cash or stock depending on where the named executive officer stands with respect to their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
3.	Professor Joskow was appointed to the board on July 23, 2007.
4.	Messrs. Steinour and Thompson were elected to the board on May 8, 2007.
5.	Mr. Skolds’ balances are as of September 7, 2007.
6.	Beneficial ownership, shown in Column [E], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

Directors’ And Officers’ Stock Ownership Requirements

All directors are required to own within five years after election to the board at least 5,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors’ deferred compensation plan. This requirement was approved during 2007 and reflects a slight reduction from the previous requirement of 6,000 shares. The corporate governance committee utilized an independent compensation consultant who determined that compared to its peer group, Exelon’s previous ownership requirement was nearly twice that of the median with a shorter period to acquire the shares (previously 3 years).

Officers of Exelon and its subsidiaries are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. The objective is to encourage officers to think and act like owners. The ownership guidelines were recalibrated in November 2006 (retroactive to September 30, 2006) and are expressed as both a fixed number of shares and a multiple of annualized base salary to avoid arbitrary changes to the ownership requirements that could arise from ordinary course volatility in the market price for Exelon’s shares. The minimum stock ownership targets by level are the lesser of the fixed number of shares or the multiple of annualized base salary. The number of shares was determined by taking the following multiples of the officer’s base salary as of the latest of October 24, 2006 or the date of hire or promotion: (1) Chairman and CEO, five times base salary; (2) executive vice presidents, three times base salary; (3) presidents and senior vice presidents, two times base salary; and (4) vice presidents and other executives, one times base salary. Ownership is measured by valuing an executive’s holdings using the 60-day average price of Exelon common stock as of the appropriate date. Shares held outright, earned non-vested performance shares, and deferred shares count toward the ownership guidelines; unvested restricted stock and all stock options do not count for this purpose. As of December 31, 2007, the named executive officers (NEOs) held the following amounts of stock relative to the applicable guidelines:

Name	Ownership Multiple	Ownership Guideline in Shares	Share or Share Equivalents Owned	Ownership as a percent of Guideline

[a]	[b]	[c] (#)	[d] (#)	[e] (%)

Rowe	5x	93,410	454,267	486%
Young	3x	23,845	62,694	263%
Mehrberg	3x	23,845	95,772	402%
Crane	3x	24,457	24,778	101%
McLean	3x	19,158	82,044	428%

Stock Performance Chart

The performance graph below illustrates a five year comparison of cumulative total returns based on an initial investment of $100 in Exelon Corporation common stock, as compared with the S&P 500 Stock Index and the S&P Utility Index for the period 2002 through 2007.

The performance chart assumes $100 invested on December 31, 2002 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index, and that all dividends are reinvested.

	LEGEND	2002	2003	2004	2005	2006	2007

Exelon Corporation		100.00	129.85	178.35	221.91	265.68	358.84
S&P 500 Stock Index		100.00	128.63	142.58	149.57	173.14	182.63
S&P Utilities Index		100.00	126.00	156.42	182.55	220.82	263.52

6. Compensation Discussion and Analysis

Objectives Of The Compensation Program

The compensation committee has designed Exelon’s executive compensation program to attract and retain outstanding executives. The compensation programs are designed to motivate and reward senior management for achieving financial, operational and strategic success consistent with Exelon’s goal of being the best group of electric generation and electric and gas delivery companies in the country, thereby building value for shareholders. Exelon’s compensation program has three principles, as described below:

1. A Substantial Portion Of Compensation Should Be Performance-Based.

The compensation committee has adopted a pay-for-performance philosophy, which places an emphasis on pay-at-risk. Exelon’s compensation program is designed to reward superior performance, that is, meeting or exceeding financial and operational goals set by the compensation committee. When excellent performance is achieved, pay will increase. Failure to achieve the target goals established by the compensation committee will result in lower pay. There are pay-for-performance features in both cash and equity-based compensation. The named executive officers (NEOs) listed in the Summary Compensation Table participate in an annual incentive plan that provides cash compensation based on the achievement of performance goals established each year by the compensation committee. A substantial portion of each NEO’s equity-based compensation is in the form of performance share units that are paid to the extent that longer-range performance goals set by the compensation committee are met, with the balance delivered in stock options that have value only to the extent that Exelon’s stock price increases following the option grant date. As a result of the performance-based features of his cash and equity-based compensation, 83% of Mr. Rowe’s 2007 target total direct compensation (base salary plus annual and long-term incentive compensation) was at-risk. Similarly, of the other NEOs’ 2007 target total direct compensation, approximately 50% to 80% was at-risk.

Recoupment Policy

Consistent with the pay-for-performance policy, in May 2007 the compensation committee and the corporate governance committee each recommended, and the board of directors adopted, a recoupment policy as part of Exelon’s corporate governance principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that

■	the executive officer engaged in fraud or intentional misconduct;

■	as a result of which Exelon was required to materially restate its financial results;

■	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

■	recoupment is not precluded by applicable law or employment agreements; and

■	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interests of Exelon and its shareholders.

2. A Substantial Portion Of Compensation Should Be Granted As Equity-Based Awards.

The compensation committee believes that a substantial portion of compensation should be in the form of equity-based awards in order to align the interests of the NEOs with Exelon’s shareholders. The objective is to make the NEOs think and act like owners. Equity-based compensation is in the form of performance share units, stock options, and restricted stock units that are valued in relation to Exelon’s common stock, and they gain value only to the extent that the market price of Exelon’s stock increases following the grant date.

3. Exelon’s Compensation Program Should Enable The Company To Compete For And Retain Outstanding Executive Talent.

Exelon’s shareholders are best served when we can successfully recruit and retain talented executives with compensation that is competitive and fair. The compensation committee strives to deliver total direct compensation at the median (the 50th percentile), which is deemed to be the competitive level of pay of executives in comparable positions at certain peer companies with which we compete for executive talent. If Exelon’s performance is at target, the compensation will be targeted at the 50th percentile; if Exelon’s performance is above target, the compensation will be targeted above the 50th percentile, and if performance is below target, the compensation will be targeted below the 50th percentile. This concept reinforces the pay-for-performance philosophy.

Each year the compensation committee commissions its consultant to prepare a study to benchmark total direct compensation against a peer group of companies. The study includes an assessment of competitive compensation levels at high-performing energy services companies and other large, capital asset-intensive companies in general industry, since the company competes for executive talent with companies in both groups.

The peer group criteria include having revenue similar to Exelon’s, market capitalization generally greater than $5 billion, and a balance of industry segments. The members of the peer group are reviewed each year to determine whether their inclusion continues to be appropriate. Generally the peer group is comprised of 24 companies: 12 general industry companies and 12 energy services companies. The companies were selected by the compensation committee from the Towers Perrin Energy Services Industry Executive Compensation Database and their Executive Compensation Database. The peer group includes the following companies:

General Industry Companies	Energy Services Companies

3M	American Electric Power
Abbott Laboratories	Centerpoint Energy
BellSouth Corp. (1)	Dominion Resources, Inc.
Caterpillar Inc.	Duke Energy Corp.
General Mills Inc.	Edison International
Honeywell International	Entergy Corp.
International Paper	FirstEnergy
Johnson Controls Inc.	PG&E Corp.
PepsiCo Inc.	Public Service Enterprise Group Inc.
PPG Industries, Inc.	Southern Co.
Union Pacific Corp.	TXU Corp. (2)
Weyerhaeuser Company	Xcel Energy, Inc.

Notes:

1.	Included prior to its acquisition by AT&T.

2.	Included prior to its going private transaction.

The compensation committee applies the same policies with respect to the compensation of each of the individual NEOs. The compensation committee carefully considers the roles and responsibilities of each of the named executive officers relative to the peer group, as well as the individual’s performance and contribution to the performance of the business in establishing the compensation opportunity for each named executive officer. The differences in the amounts of compensation awarded to the named executive officers reflect primarily two factors, the differences in the compensation paid to officers in comparable positions in the peer group and differences in the individual responsibility and experience of the Exelon officers. Mr. Rowe’s target compensation was based on the same factors as the other named executive officers, but his compensation reflected a greater degree of policy and decision-making authority and a higher level of responsibility with respect to strategic direction and financial and operating results of Exelon. His target compensation was assessed relative to other CEOs in the peer group.

The Role Of Individual Performance In Setting Compensation

While the consideration of benchmarking data to assure that Exelon’s compensation is competitive is a critical component of compensation decisions, individual performance is factored into the setting of compensation in three ways:

■	First, base salary adjustments are based on an assessment of the individual’s performance in the preceding year as well as a comparison with market data for comparable positions in the peer group.

■

Second, annual incentive targets are based on the individual’s role in the enterprise — the most senior officers with responsibilities that span specific business units or functions have a target based on earnings per share for the company as a whole, while individuals with specific functional or business unit responsibilities have a significant portion of their targets based on the performance of that functional or business unit.

■

Third, consideration is given as to whether an individual performance multiplier would be appropriately applied to the individual’s annual incentive plan award, based on the individual’s performance. The individual performance multiplier can result in a decision not to make an award or to decrease the award by up to 50% or increase the award by up to 10%.

Elements Of Compensation

This section is an overview of our compensation program for NEOs. It describes the various elements and discusses matters relating to those items, including why the compensation committee chooses to include items in the compensation program. The next section describes how 2007 compensation was determined and awarded to the NEOs. Exelon’s executive compensation program is comprised of four elements: base salary; annual incentives; long-term incentives; and other benefits.

Cash compensation is comprised of base salary and annual incentives. Equity compensation is delivered through long-term incentives. Together, these elements are designed to balance short-term and longer-range business objectives and to align NEOs’ financial rewards with shareholders’ interests. Approximately 35% to 67% of NEOs’ total target direct compensation is delivered in the form of cash. Equity compensation accounts for approximately 33% to 65% of NEO total target direct compensation. The range in the mix of cash and equity compensation is consistent with competitive compensation practices among companies in the peer group. The compensation committee believes that this mix of cash and equity compensation strikes the right balance of incentives to pursue specific short and long-term performance goals that drive shareholder value.

1. Base Salary

Exelon’s compensation program for NEOs is designed so that approximately 17% to 50% of NEO total direct compensation is in the form of base salary, consistent with practices at the companies in the peer group.

2. Annual Incentives

Annual incentive compensation is designed to provide incentives for achieving short-term financial and operational goals for the company as a whole, and for subsidiaries, individual business units and operating groups, as appropriate. Under the annual incentive program, cash awards are made to NEOs and other employees if, and only to the extent that, performance conditions set by the compensation committee are met. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary, and actual awards are determined using the base salary at the end of the year. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels.

3. Long-Term Incentives

Long-term incentives are made available to executives and key management employees who affect the long-term success of the company. The long-term incentives are designed to provide incentives and rewards closely related to the interests of Exelon’s shareholders, generally as measured by the performance of Exelon’s total shareholder return and stock price appreciation, and our long-term incentive compensation programs are generally equity-based.

A portion of the long-term incentive compensation is in the form of performance share units that are awarded only if, and to the extent that, performance conditions established by the compensation committee are met. The balance of long-term incentive compensation is in the form of time-vested stock options that provide value only if, and to the extent that, the market price of Exelon’s common stock increases following the grant. The use of both forms of long-term incentives is consistent with the practices in our peer group. The mix of long-term incentives depends on the compensation committee’s assessment of competitive compensation practices of companies in the peer group.

Stock Options

Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded is determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation committee using a Black-Scholes valuation formula. Options vest in equal annual installments over a four-year period and have a term of ten years. Time vesting adds a retention element to our stock option program. Stock option repricing is prohibited by policy or terms of the company’s long-term incentive plans. Accordingly, no options have been repriced. Stock option awards are generally granted at the regularly scheduled January compensation committee meeting when the committee reviews results for the preceding year and establishes the compensation program for the coming year. No off-cycle grants of stock options were made in 2007. All grants to the NEOs must be approved by the full board of directors, which acts after receiving a recommendation from the compensation committee, except grants to Mr. Rowe, which must be approved by the independent directors, who act after receiving recommendation from the compensation committee.

Performance Share Units

The compensation committee established a performance share unit award program based on total shareholder return for Exelon as compared to the companies in the Standard & Poor’s 500 Index and the Dow Jones Utility Index for a three-year period. The first third of the awarded performance shares vests upon the award date, with the remaining thirds vesting on the date of the compensation committee’s January meeting in the next two years. The vesting schedule is designed to add a retention factor to the program. Performance share units are settled in Exelon common stock for executives with lower levels of stock ownership, with increasing portions of the payments being made in cash as executives’ stock ownership levels increase above the executives’ ownership guidelines. This payment structure serves to deliver the long-term compensation in cash where the executive has substantially greater than the required stock ownership and provides the executive with liquidity and the opportunity for diversification.

Restricted Stock And Restricted Stock Units

In limited cases, the compensation committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates.

Executive Stock Ownership And Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock by the later of five years after their employment or promotion to their current position. Details of this policy are described above on page 27.

Exelon has adopted a policy requiring officers, executive vice presidents and above, who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Section 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information that could damage the reputation of the company. Many of the NEOs have such plans, and their exercises during 2007 are reflected in the “Option Exercises and Stock Vested” table below. Because Mr. Rowe retains a portion of the shares obtained upon the exercise of stock options, the number of shares he owns increases through his stock trading plan. Exelon’s stock trading policy does not permit short sales or hedging.

4. Other Benefits

Other benefits offered by Exelon include such things as qualified and non-qualified deferred compensation programs, post-termination compensation, retirement benefit plans and perquisites. The company also provides other benefits such as medical and dental coverage and life insurance to each NEO to generally the same extent as such benefits are provided to other Exelon employees, except that executives pay a higher percentage of their total medical premium. These benefits are intended to make our executives more efficient and effective and provide for their health, well-being and retirement planning needs. The compensation committee reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our shareholders.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash and stock compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and certain key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Deferred Compensation Plan is a non-qualified plan that permits executives and key managers to defer contributions that would be made to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plan permits participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Stock Deferral Plan is a non-qualified plan that permitted executives to defer performance share units prior to 2007.

The Employee Savings Plan is tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so, and allows the company to contribute, in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plan to enable management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of Federal tax policy.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Internal Revenue Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals. For more information about the amendments, please see “Nonqualified Deferred Compensation.”

Change In Control and Severance Benefits

The compensation committee believes that change in control employment agreements and severance benefits are an important part of Exelon’s compensation structure for NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of the NEOs to continue to work in the best interests of shareholders, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these agreements and the Exelon Corporation Senior Management Severance Plan are important as recruitment and retention devices, as all or nearly all of the companies with which Exelon competes for executive talent have similar protections in place for their senior leadership.

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to three times base salary and annual bonus for the executive committee and select senior vice presidents. In 2003, the compensation committee reviewed the terms of the Senior Management Severance Plan and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies.

In 2007, the compensation committee adopted a policy limiting the amount of future severance benefits to be paid to named executive officers under future arrangements without shareholder approval to 2.99 times salary plus annual incentive. This policy clarifies that severance benefits include cash severance payments and other post-employment benefits and perquisites, but do not include:

■	Amounts earned in the ordinary course of employment rather than upon termination, such as pension benefits and retiree medical benefits;

■	Amounts payable under plans approved by shareholders;

■	Amounts available to one or more classes of employees other than the NEOs;

■

Excise tax gross-up payments, but only if the compensation includable in determining whether excise taxes apply exceed 110% of the threshold amount; otherwise the NEO’s benefits are reduced so that no excise tax is imposed; and

■	Amounts that may be required by existing agreements that have not been materially modified, Exelon’s indemnification obligations or the reasonable terms of a settlement agreement.

Retirement Benefit Plans

The compensation committee believes that retirement benefit plans are an important part of the NEO compensation program. These plans serve a critically important role in the retention of senior executives, as retirement benefits increase for each year that these executives remain employed. The plans thereby encourage our most senior executives to remain employed and continue their work on behalf of the shareholders. Exelon sponsors both qualified traditional defined benefit and cash balance defined benefit pension plans and a non-qualified supplemental pension plan (the SERP).

Exelon has granted additional years of credited service under the SERP to a few executives in order to recruit or retain them. As of January 1, 2004, Exelon ceased the practice of granting additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits available under employment, change in control or severance agreements or arrangements (or any successor arrangements) in effect as of January 1, 2004 are not affected by this policy. To attract a new executive, Exelon is permitted to grant additional years of service under the SERP related to its cash balance pension plan to make the executive whole for retirement benefits lost from another employer by joining Exelon, provided such a grant is disclosed to shareholders. To date, Exelon has not made any such grant.

Perquisites

Exelon provides limited perquisites intended to serve specific business needs for the benefit of Exelon; however, it is understood that some may be used for personal reasons as well. When perquisites are utilized for personal reasons, the cost or value is imputed to the officer as income and the officer is responsible for all applicable taxes; however, in certain cases, the personal benefit is closely associated with the business purpose in which case the company may reimburse the officer for the taxes due on the imputed income. In 2005, Towers Perrin reviewed Exelon’s perquisites program. Although specific data for Exelon’s peer group was not available, Towers Perrin based its analysis on survey data for large energy and general industry companies. Towers Perrin found that Exelon’s perquisite program was competitive. The compensation committee reviewed the costs of the perquisite program and determined the costs to be appropriate for a company of Exelon’s size.

Anticipating an emerging trend among the peer group to curtail perquisite programs in the future, on January 22, 2007 the compensation committee approved the phase-out of most executive perquisites, effective January 1, 2008. The eliminated perquisites will include: leased vehicles (existing leases allowed to expire), financial and estate planning, tax preparation and health and dining/airline club memberships. The phase-out approach includes a one-time transition payment in January 2008. Mr. Rowe will not receive a transition payment. Exelon will continue to provide executive physicals, parking in downtown Chicago, supplemental long-term disability insurance and executive life insurance for those with existing policies. Exelon will continue to provide Mr. Rowe with 50 hours of personal travel per year on the corporate aircraft and car and driver services because of the time commitments his position requires.

How The Amount Of 2007 Compensation Was Determined

This section describes how 2007 compensation was determined and awarded to the NEOs.

The independent directors of the Exelon board, on the recommendations of the Exelon corporate governance committee, conducted a thorough review of Mr. Rowe’s performance in 2007. The review considered performance requirements in the areas of finance and operations, strategic planning and implementation, succession planning and organizational goals, communications and external relations, board relations, leadership, and shareholder relations. Mr. Rowe prepared a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considered the financial highlights of the year and a strategy scorecard that assessed performance against the company’s vision and goals. The factors considered included:

Goals with respect to protecting the current value of the company, including

■	delivering superior operating performance in terms of safety, reliability, customer satisfaction and efficiency,

■	supporting competitive markets,

■	protecting the value of our generation assets, and

■	building healthy, self-sustaining delivery companies;

Goals relating to growing long-term value, including:

■	organizational improvement,

■	aligning financial management policies with the changing profile of the company,

■	rigorously evaluating new growth opportunities, and

■	advancing an environmental strategy that leverages Exelon’s carbon position.

The Exelon board considered, in particular, improvements in reliability at the energy delivery companies, the higher average capacity factor of the nuclear generating plants, strong results in operating earnings, and the increase in Exelon’s market price from $61.89 on December 31, 2006 to $81.64 on December 31, 2007, as well as Exelon’s leading market capitalization among electric and gas utilities. The board also considered 2007 progress in advancing longer-term goals, including Exelon’s environmental position and diversity, leadership in addressing regulatory issues, progress toward the potential to build new nuclear or gas-fired generation plants.

How Base Salary Was Determined

At its January 22, 2007 meeting, the compensation committee reviewed base salary data for the other NEOs listed in the Summary Compensation Table as compared to compensation data at the 50th and 75th percentile of the peer group. Based on this review and their individual performance reviews, including the review of Mr. Rowe’s performance by the corporate governance committee and the independent directors, the following NEOs received base salary increases:

Name	Base Salary	Percent Increase	Effective Date

Rowe	$1,375,000	5.8%	3/1/2007
Young	585,000	6.4%	3/1/2007
Mehrberg	585,000	4.5%	3/1/2007
Crane	550,000	7.8%	3/1/2007
McLean	470,000	5.6%	3/1/2007
Skolds	670,000	5.5%	3/1/2007

In August 2007, upon the retirement of Mr. Skolds, the compensation committee recommended, and the board of directors approved, a reorganization of the senior management of Generation, ComEd and PECO. In connection with assuming his new responsibilities as Chief Operating Officer of Generation in connection with this reorganization, Mr. Crane’s base salary was increased by 9.1%, to $600,000, effective as of September 3, 2007. He is not scheduled to receive any annual increase in base salary until March 2009.

How 2007 Annual Incentives Were Determined

For 2007, the annual incentive payments to Mr. Rowe and each of nine other senior executives were funded by a notional incentive pool established by the Exelon compensation committee under the Annual Incentive Plan for Senior Executives, a shareholder-approved plan, which is intended to comply with Section 162(m). The incentive pool was funded with 1.5% of Exelon’s operating income, the same percentage used in 2006, but was not fully distributed to participants because the committee decided on substantially lesser awards.

Annual incentive payments for 2007 to Messrs. Rowe, McLean, Crane, Skolds, Young and Mehrberg were made from the portion of the incentive pool available to fund awards for each of them based on the company’s operating earnings per share, adjusted for non-operating charges and other one-time, unusual and non-recurring items.

In accordance with the design of the annual incentive program, the compensation committee reviewed 2007 earnings and decided not to include the effects of significant one-time charges or credits that are not normally associated with ongoing operations and mark-to-market adjustments from economic hedging activities in adjusting earnings for purposes of making awards under the annual incentive plan. The adjusted earnings are consistent with the adjusted (non-GAAP) operating earnings that Exelon reports in its quarterly earnings releases. For 2007, the adjustments included:

■	the cost of Illinois rate relief associated with the legislative settlement and a settlement with the City of Chicago,

■	a gain on the termination of a power purchase agreement,

■	losses on mark-to-market adjustments,

■	gains on investments in synthetic-fuel producing facilities,

■	the loss from subleasing a generating station,

■	the net positive effect of non-cash deferred tax items,

■	a reduction in estimated nuclear decommissioning costs, and

■	the positive effect of adjustments relating to sales of businesses.

2007 annual incentive payments for other NEOs were based upon a combination of adjusted (non-GAAP) operating earnings per share and other company and business unit financial and operating measures. For executives with general corporate responsibilities, the goal was adjusted (non-GAAP) operating earnings per share so that they would focus their efforts on overall corporate performance. For executives with specific business unit responsibilities, the goals were a mix of earnings per share (so that they would focus on overall corporate performance) and business unit financial and/or operating measures, depending on the nature of their responsibilities; under the terms of the plan, the business unit financial measures are adjusted from GAAP measures. The following table summarizes the goals and weights applicable to the NEOs for 2007:

Name	Adjusted Operating Earnings Per Share	Adjusted Generation Net Income	Exelon Nuclear Fleet- Wide Capacity Factor

Rowe	100%	0%	0%
Young	100%	0%	0%
Mehrberg	100%	0%	0%
Crane	50%	25%	25%
McLean	50%	50%	0%
Skolds	100%	0%	0%

The following table describes the performance scale and result for the 2007 goals:

2007 Goals	Threshold	Target	Distinguished	2007 Results	Payout as a Percentage of Target

Adjusted (non-GAAP) Operating Earnings Per Share (EPS)	$3.65	$4.15	$4.45	$4.32	156.67%
Adjusted Generation Net Income ($M)	$2,200	$2,350	$2,450	$2,394	144.20%
Exelon Nuclear Fleet-Wide Capacity Factor	92.0%	94.0%	95.0%	94.5%	150.00%

Annual incentive payments were also based on customer satisfaction as measured by performance on the American Customer Satisfaction Index (ACSI) Proxy objective.

The ACSI Proxy captures the overall opinions from customers in all segments – residential, large commercial and industrial and small commercial and industrial. If the ACSI Proxy fell into the third quartile of peer group utilities, AIP awards would have been reduced by 2.5%. If the ACSI Proxy fell into the fourth quartile of peer group utilities, AIP awards would have been reduced by 5%. If the ACSI Proxy rose from the second quartile to the first quartile, the AIP Awards would have been increased by 5%. An independent research firm tabulates the ACSI score after asking residential customers to rate their utility using three survey measures: how satisfied customers are with the company overall; the extent to which the company falls short or exceeds customers’ expectations; and how close the company is to their ideal energy utility company. The company includes small and large commercial and industrial components that mirror the ACSI.

For the evaluation period of first quarter of 2007 through third quarter of 2007 the company achieved a score of 69.1, which was in the third quartile. As a result of the low achievement under the 2007 customer satisfaction objective, all annual incentive payments were reduced by 2.5%.

In making annual incentive awards, the compensation committee has the discretion to reduce or not pay awards even if the targets are met. Although the impact of the Illinois settlement was excluded from the determination of earnings for 2007 for incentive compensation purposes ($448.2 million in 2007 and $234.5 million in 2008), management recommended reductions in the awards to officers because the cost of the settlement was significant: 20% for Mr. Rowe and the executive vice presidents, and 10% for other officers. Because the committee felt that the settlement was good for the company, the compensation committee determined that the recommended reductions were too harsh, and approved reducing annual incentive awards by 20% for Mr. Rowe, and 10% for the other executive vice presidents (but not for Messrs. Crane and O’Brien, who were not executive vice presidents at the time of the settlement). The committee also determined that individual performance multipliers would be capped at 100% for all officers.

The 2007 annual incentive program included the following shareholder protection features:

■	If target earnings per share are not achieved, then operating company/business unit key performance indicator payments are limited to target payout (100%)

■

If earnings per share are greater than or equal to target, but less than 150% of target, then the operating company/business unit key performance indicator payments are limited to 150% of target payout

■

If earnings per share are greater than or equal to target and operating company net income is greater than or equal to target, then the operating company/business unit will receive the average of the capped and uncapped payout.

As a result of the strength of 2007 earnings, none of the shareholder protection features were applied in 2007.

Based on the performance against the goals shown in the tables above, and taking into account the reductions for low achievement under the customer satisfaction goal and for the cost of the Illinois settlement and the disparity in the ComEd awards discussed above, the compensation committee recommended and the Exelon or the ComEd board of directors, as the case may be (or in the case of Mr. Rowe, the independent directors) approved the following awards for the NEOs:

Name	Payout as a Percent of Target (before IPM)	Payout	Individual Performance Multiplier (IPM)	Payout (after IPM)	Award Reduction	Final Payout
[a]	[b]	[c]	[d]	[e]	[f]	[g]
	(%)	($)	(%)	($)	(%)	($)

Rowe	152.7%	$2,100,312	100%	$2,100,312	20%	$1,680,249
Young	152.7	625,511	100	625,511	10	562,960
Mehrberg	152.7	625,511	100	625,511	10	562,960
Crane	148.1	577,536	100	577,536	—	577,536
McLean	146.7	448,084	100	448,084	10	403,276
Skolds (1)	—	—	—	—	—	344,178

Notes:

1.	Under the terms of the AIP for senior executives, upon his retirement Mr. Skolds received a pro-rated target incentive.

How Long-Term Incentives Were Determined

The compensation committee reviewed the amount of long-term compensation paid in the peer group for positions comparable to the positions held by the named executive officers and then applied a ratio of stock options to performance shares in order to determine the target long-term equity incentives for each named executive officer, using Black-Scholes valuation for stock options and a 90 day weighted-average price for the preceding quarter to value performance shares. For 2007, the compensation committee determined that the mix of long-term incentive compensation for Exelon Corporation senior officers, including the NEOs, should be changed to 25% stock options and 75% performance shares, from 35% stock options and 65% performance shares in 2006. This determination was based on the compensation committee’s review of competitive data for the peer group and considerations of the effect of the implementation of SFAS 123-R on the accounting for equity-based compensation. Stock option grants for 2007 were all at the targeted amounts. The actual amounts of performance shares awarded to the named executive officers depended on the extent to which the performance measures were achieved.

Stock Option Awards

The company granted non-qualified stock options to the Exelon Corporation senior officers, including the NEOs on January 22, 2007. These options were awarded at an exercise price of $59.96, which was the closing price on the January 22, 2007 grant date.

Exelon Performance Share Unit Awards

The 2007 Long-Term Performance Share Unit Award Program was based on two measures, Exelon’s three-year Total Shareholder Return (TSR), compounded monthly, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon’s three-year TSR, as compared to the companies in the Standard and Poor’s 500 Index (40% of the award).

Payouts are determined based on the following scale: the threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels.

Exelon exceeded target performance levels with respect to both TSR measures. For the performance period of January 1, 2005 through December 31, 2007, Exelon’s relative ranking of TSR as compared to the Dow Jones Utility Index was between the target and distinguished levels (68.7 percentile ranking or 174.8% of target payout). For the same time period, the company’s relative ranking of TSR in the S&P 500 Index was at the distinguished level (89.0 percentile ranking or 200% of target payout). Overall performance against both measures combined resulted in a payout to participants for 2007 that represented 184.9% of each participant’s target opportunity.

The amount of each NEO’s target opportunity was based on the portion of the long-term incentive value for each NEO attributable to performance share units (75%) and the weighted average Exelon stock price for the fourth quarter of 2006.

Based on the formula, 2007 Performance Share Unit Awards for NEOs were as set forth in the following table. Performance share units vest one-third on the grant date, one-third after one year, and one-third after two years.

Name	Shares	Value	Form of Payment

		Note (1)	Note (2)

[a]	[b] (#)	[c] ($)	[d]

Rowe	120,185	$8,808,359	100% Cash
Young	28,660	2,100,491	100% Cash
Mehrberg	28,660	2,100,491	100% Cash
Crane	28,660	2,100,491	100% Stock
McLean	28,660	2,100,491	100% Cash
Skolds	24,062	1,763,504	100% Cash

Notes:

1.	Based on the Exelon closing stock price of $73.29 on January 28, 2008.

2.	Form of payment based on stock ownership level. Stock payment means amounts paid in shares of Exelon common stock. Refer to the Stock Ownership Guidelines section in Item 12 – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters. The figures in this column are not the same as the figures reported in column E of the Summary Compensation Tables because of the effect of the vesting requirement.

Severance Payments

The compensation committee recommended, and the board approved, a retirement and separation agreement for Mr. John L. Skolds in which he agreed to restrictive covenants relating to non-solicitation, non-competition, confidential information, intellectual property, non-disparagement, and a standstill. Mr. Skolds also executed a waiver and release. In consideration for the agreement and the settlement and release, Exelon paid Mr. Skolds $1,172,500, representing his current annual base salary and target annual incentive for 2007. The cash payment is to be paid in a lump sum no later than the second payroll date following the date that is six months after September 7, 2007. This payment was made as a result of significant organizational changes required to support the legislative and regulatory environment and in recognition of his significant contributions to Exelon’s success. Mr. Skolds was not eligible for severance benefits under the Senior Management Severance Plan, which would have provided two times annual base salary and target annual incentive.

Mr. Randall E. Mehrberg resigned from his position as Exelon’s Executive Vice President, Chief Administrative Officer, and Chief Legal Officer, effective as of the close of business on December 31, 2007. Mr. Mehrberg will remain as an employee of Exelon through June 30, 2008, or such earlier time that he accepts alternative employment or as otherwise mutually agreed, to cooperate with the orderly transition of his duties and to assist in the design and implementation of Exelon’s environmental initiatives. He will remain eligible for salary and annual incentive compensation through June 30, 2008. Mr. Mehrberg has entered into a retirement and separation agreement, the terms of which are consistent with the terms of the Exelon Corporation Senior Management Severance Plan and the Exelon Corporation Long-Term Incentive Plan, in which he has agreed to restrictive covenants relating to non-solicitation, non-competition, confidential information, intellectual property, and non-disparagement. He will receive a distribution of his account balances under the Exelon Corporation Deferred Compensation and Stock Deferral Plans on or about March 15, 2008, and will receive a distribution of his accrued benefit under the Exelon Corporation Supplemental Management Retirement Plan on or about July 15, 2008.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the four other highest compensated officers is generally not deductible for purposes of corporate Federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for Federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a Federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Mr. Rowe’s base salary in excess of $1 million. Annual incentive payments to NEOs and performance share units are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for Federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for Federal income tax purposes under the provisions of Section 162(m) if NEO compensation that is not “qualified performance-based compensation” is in excess of $1 million.

Conclusion

The compensation committee is confident that Exelon’s compensation programs are performance-based and consistent with sound executive compensation policy. They are designed to attract, retain and reward outstanding executives and to motivate and reward senior management for achieving high levels of business performance, customer satisfaction and outstanding financial results that build shareholder value.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2007 Annual Report on Form 10-K and the 2008 Proxy Statement.

February 6, 2008

Rosemarie B. Greco, Chair

M. Walter D’Alessio

William C. Richardson

Stephen D. Steinour

7. Executive Compensation Data

Summary Compensation Table

The tables below summarize the total compensation paid or earned by each of the named executive officers of Exelon for the year ended December 31, 2007.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual amounts paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1, and there may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects amounts paid under the annual incentive plan on the basis of the individual performance multiplier approved by the compensation committee and the board of directors or, in the case of Mr. Rowe, approved by the independent directors.

Stock awards include awards of performance share units. All performance share units are made pursuant to the terms of the 2006 Long-Term Incentive Plan based upon the achievement of goals, as described above. One-third of the award vests upon the award date with the balance vesting ratably over the next two years. Upon retirement or involuntary termination not for cause, earned but non-vested shares are eligible for accelerated vesting. The form of payment provides for payment in Exelon common stock to executives with lower levels of ownership, with increasing portions of the payments being made in cash as executives’ stock ownership levels increase in excess of the ownership guidelines. If an executive achieves 125% or more of the applicable ownership target, performance shares will be paid half in cash and half in stock. If executives, executive vice presidents and above, achieve 200% or more of the applicable ownership target, their performance shares will be paid entirely in cash. Stock awards also include restricted stock or stock unit awards. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests as a whole at one or more pre-determined dates. Amounts of restricted shares held by each NEO, if any, are shown in the footnotes to the Summary Compensation Table.

All option awards are made pursuant to the terms of the 2006 Long-Term Incentive Plan and are for the purchase of Exelon common stock. All options are granted at a strike price that is not less than the fair market value of a share of stock on the date of grant. Fair market value is defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Options vest in equal annual installments over a four-year period and have a term of ten years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan by the extent to which the applicable financial and operational goals were achieved. The annual incentive plan for 2007 is described in Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings	All Other Compen- sation	Total

			Note (7)	Note (8)	Note (9)	Note (10)	Note (11)	Note (12)

[a]	[b]	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)	[h] ($)	[I] ($)	[J] ($)

Rowe Note (1)	2007 2006	$1,361,154 1,291,918	$ — 168,345	$12,728,849 10,527,089	$2,798,893 1,324,393	$1,680,249 1,683,455	$504,385 856,413	$418,026 575,455	$19,491,556 16,427,068
Young Note (2)	2007 2006	578,538 546,767	— —	2,787,570 2,174,945	383,148 310,360	562,960 498,575	74,623 77,622	125,378 158,808	4,512,217 3,767,077
Mehrberg Note (3)	2007 2006	580,385 556,767	— —	3,045,650 2,917,114	641,170 746,480	562,960 507,640	280,886 263,587	2,179,620 144,995	7,290,671 5,136,583
Crane Note (4)	2007 2006	558,000 505,959	— 43,911	2,161,974 1,545,742	482,210 309,035	577,536 439,110	442,503 352,298	158,029 131,404	4,380,252 3,327,459
McLean Note (5)	2007 2006	482,500 442,575	— —	2,593,306 1,811,526	473,898 407,167	403,276 383,145	53,160 62,625	96,874 102,602	4,103,014 3,209,640
Skolds Note (6)	2007 2006	470,269 630,959	— —	2,701,285 3,012,980	834,190 863,280	344,178 616,744	1,363,791 381,656	1,276,979 165,376	6,990,692 5,670,995

Notes to the Summary Compensation Table

1.	John W. Rowe, Chairman, President & Chief Executive Officer.

2.	John F. Young, Executive Vice President, Finance & Markets and Chief Financial Officer.

3.	Randall E. Mehrberg, Executive Vice President, Chief Administrative Officer & Chief Legal Officer (through 12/31/07).

4.	Christopher M. Crane, Executive Vice President.

5.	Ian P. McLean, Executive Vice President.

6.	John L. Skolds, Executive Vice President (through 09/07/07).

7.	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payment in 2006.

8.	The amounts shown in this column include the compensation expense recognized in the financial statements for 2007 for the performance share awards granted on January 29, 2008 with respect to the three-year performance period ending December 31, 2007, and the expense recognized during 2007 for performance share awards granted in previous years, as well as the expense recognized during 2007 for restricted stock awards made to many of these officers in 2007 or previous years. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 12 to the financial statements in the Financial Supplement. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been disregarded.

9.	The amounts shown in this column include the compensation expense recognized in the financial statements for 2007 for the award of non-qualified options to purchase Exelon common stock granted on January 22, 2007, as well as the expense recognized during 2007 for stock option grants awarded in previous years. For a discussion of the assumptions made in the valuation of these awards under SFAS No. 123-R, see note 12 to the financial statements in the Financial Supplement. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been disregarded.

10.	The amounts shown in this column represent payments made pursuant to the Annual Incentive Plan with respect to 2007 performance and were awarded on January 29, 2008.

11.	The amounts shown in the column represent the change in the accumulated pension benefit from December 31, 2006 to December 31, 2007.

12.	The amounts shown in this column include the items summarized in the following tables:

All Other Compensation

Name	Perquisites	Reimburse- ment for Income Taxes	Discount on Securities Purchased from the Company	Payments or Accruals for Termination or Change in Control (CIC)	Company Contributions to Savings Plans	Company Paid Term Life Insurance Premiums	Dividends or Earnings not included in Grants	Total

	Note (13)	Note (14)	Note (15)	Note (16)	Note (17)	Note (18)	Note (19)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)	[h] ($)	[I] ($)

Rowe	$162,994	$14,137	$—	$—	$68,058	$172,837	$—	$418,026
Young	48,116	6,716	—	—	28,927	37,219	4,400	125,378
Mehrberg	41,311	5,248	—	2,064,639	29,019	39,403	—	2,179,620
Crane	28,672	459	—	—	27,900	32,718	68,280	158,029
McLean	22,211	1,721	—	—	24,125	48,817	—	96,874
Skolds	20,981	871	—	1,213,341	24,158	684	16,944	1,276,979

Notes to the All Other Compensation Table

13.	The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the Perquisites Table below.

14.	Officers receive a reimbursement to cover applicable taxes on imputed income for business-related spousal travel, certain club memberships and relocation expenses because the personal benefit is closely related to the business purpose.

15.	Exelon does not provide any discounts on securities purchased through the company other than that offered to all employees who participate in Exelon’s Employee Stock Purchase Plan (ESPP).

16.	Represents the expense Exelon has recorded during 2007 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Plan (AIP) continuation, payroll taxes, outplacement fees and medical benefits for a specified period of time

17.	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2007 was generally limited to $15,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded, plan which has the same portfolio of investment options as the 401(k) plan.

18.	Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2007 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees. Mr. Rowe has two term life insurance policies and one additional accidental death and dismemberment policy.

19.	The amounts shown represent the dividends on current equity awards that have not been included in the values shown in the column labeled Stock Awards in the Summary Compensation Tables above. The values shown represent regular dividends on common stock paid in cash during the year on each officer’s unvested restricted stock, and for certain officers, the value of reinvested regular dividends earned during 2007 on their unvested performance share balances which were distributed in stock upon vesting on January 28, 2008.

Perquisites

Name	Personal and Spouse Travel	Automobile Lease and Parking	Financial Estate and Tax Planning Services	Dining, Health and Airline Club Memberships	Other Items	Total

	Note (20)	Note (21)	Note (22)	Note (23)	Note (24)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)

Rowe	$120,281	$18,002	$13,464	$11,077	$170	$162,994
Young	3,969	19,772	19,011	3,970	1,394	48,116
Mehrberg	1,077	20,651	14,018	5,144	421	41,311
Crane	160	18,136	9,955	—	421	28,672
McLean	768	18,372	—	350	2,721	22,211
Skolds	131	13,264	6,340	835	411	20,981

Notes to the Perquisite Table

20.	Mr. Rowe is entitled to up to 50 hours of personal use of corporate aircraft each year. The figure shown in this column includes $108,810, representing the aggregate incremental cost to Exelon for Mr. Rowe’s personal use of corporate aircraft. This cost was calculated using the hourly cost for flight services paid to the aircraft vendor, Federal excise tax, fuel charges, and domestic segment fees. From time to time Mr. Rowe’s spouse accompanies Mr. Rowe in his travel on corporate aircraft. The aggregate incremental cost to the company, if any, for Mrs. Rowe’s travel on corporate aircraft is included in the table. For all executive officers, including Mr. Rowe, Exelon pays the cost of spousal travel, meals, and other related amenities when they attend company or industry-related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the table. In most cases, there is no incremental cost to Exelon of providing transportation or other amenities for a spouse, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their spousal travel, meals, and related amenities when attending company or industry-related events. This cost is shown in column B of the All Other Compensation Table above.

The company maintains several cars and drivers in order to provide transportation services for the NEOs and other officers to carry out their duties among the company’s various offices and facilities that are located throughout northeastern Illinois and southeastern Pennsylvania. Mr. Rowe are also entitled to limited personal use of the company’s cars and drivers, including use for commuting which allows them to work while commuting. The cost included in the table represents the estimated incremental cost to Exelon to provide limited personal service. This cost is based upon the number of hours that the drivers worked overtime providing services to each NEO, multiplied by the average overtime rate for drivers plus an additional amount for fuel and maintenance. Personal use was imputed as additional taxable income to Mr. Rowe.

21.	In 2007, Exelon provided officers with company vehicles, paid for insurance, maintenance, applicable taxes and provided a company-paid credit card for fuel purchases. Where required, such as in downtown Chicago, officers may also receive company-paid parking. Officers are imputed additional taxable income for that portion of their use of these perquisites that is personal; however, the figure shown in the table is the total cost to provide the automobile and related amenities to the officer. Exelon discontinued the leased vehicle perquisite for most officers effective in 2008.

22.	In 2007, officers were allowed to use financial, estate and tax planning services through company-arranged vendors where the company pays for the service, or a vendor of their own choosing, for which the company will reimburse the officer for all reasonable expenses. Exelon discontinued this perquisite effective in 2008.

23.	In 2007, officers were entitled to club memberships in each of the categories shown for the purpose of conducting business on behalf of the company. The amounts shown represent only the payment of membership dues. Variable costs for meals and other amenities are the responsibility of each named officer. When any variable costs are business-related, Exelon will reimburse the officer directly for such costs. Membership in country clubs is not provided or reimbursed. Exelon discontinued this perquisite effective in 2008.

24.	Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing. Executives also receive certain gifts during the year in recognition of their services that are imputed to the officer as additional taxable income.

Grants Of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Note (1)			Note (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum

								Note (3)			Note (4)

[a]	[b]	[c] ($)	[d] ($)	[e] ($)	[f] (#)	[g] (#)	[h] (#)	[I] (#)	[j] (#)	[k] ($)	[l] ($)

Rowe	1/22/07 1/22/07 1/22/07	$687,500	$1,375,000	$2,750,000	32,500	65,000	130,000		150,000	$59.96	$5,674,614 1,957,500
Young	1/22/07 1/22/07 1/22/07	204,750	409,500	819,000	7,750	15,500	31,000		35,000	59.96	1,353,177 456,750
Mehrberg	1/22/07 1/22/07 1/22/07	204,750	409,500	819,000	7,750	15,500	31,000		35,000	59.96	1,353,177 456,750
Crane	1/22/07 1/22/07 9/3/07 1/22/07	195,000	390,000	780,000	7,750	15,500	31,000	15,000	35,000	59.96	1,353,177 1,060,050 456,750
McLean	1/22/07 1/22/07 1/22/07	152,750	305,500	611,000	7,750	15,500	31,000		35,000	59.96	1,353,177 456,750
Skolds	1/22/07 1/22/07 1/22/07	251,250	502,500	1,005,000	9,500	19,000	38,000		43,000	59.96	1,658,733 561,150

Notes to the Grants of Plan Based Awards Table

1.

All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of both incentive plans, threshold performance earns 1/2 of the respective target while the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

2.	All NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer’s position. The 2007 Long-Term Performance Share Unit Award Program was based on two measures, Exelon’s TSR compounded monthly, for the three-year period ended December 31, 2007, as compared to the TSR for the companies listed in the Dow Jones Utility Index (60% of the award), and Exelon’s three-year TSR, as compared to the companies in the Standard and Poor’s 500 Index (40% of the award). The threshold TSR Position Ranking, for a 50% of target payout, was the 25th percentile; the target, for a 100% payout, was the 50th percentile; and distinguished, for a 200% payout, was the 75th percentile, with payouts interpolated for performance falling between the threshold, target, and distinguished levels. One third of the awarded performance shares vests upon the award date with the balance vesting in January of the next two years.

3.	This column shows additional restricted share awards made during the year. Mr. Crane received restricted shares that will vest on September 3, 2011. He will receive cash dividends on these shares.

4.	This column shows the grant date fair value, calculated in accordance with SFAS No. 123-R, of the performance share awards, stock options, and restricted stock granted to each NEO during 2007.

Outstanding Equity Awards At Fiscal Year End

Name					Options				Stock

					Note (1)				Note (2)
	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Option Exercise or Base Price	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $81.64	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested

[a]	[b] (#)	[c] (#)	[d] ($)	[e]	[f]	[g] (#)	[h] ($)	[I] (#)	[j] ($)

Rowe	150,000 300,000 114,500	100,000 114,500 150,000	$24.81 32.54 42.85 59.96	1/27/03 1/26/04 1/24/05 1/22/07	1/26/13 1/25/14 1/23/15 1/21/17	116,753	$9,531,723	130,000	$10,613,200
Young		13,500 28,000 26,250 35,000	32.54 42.85 58.55 59.96	1/26/04 1/24/05 1/23/06 1/22/07	1/25/14 1/23/15 1/22/16 1/21/17	30,634	2,500,965	31,000	2,530,840
Mehrberg	20,000 28,000 8,750	20,000 28,000 26,250 35,000	32.54 42.85 58.55 59.96	1/26/04 1/24/05 1/23/06 1/22/07	1/25/14 1/23/15 1/22/16 1/21/17	28,134	2,296,865	31,000	2,530,840
Crane		13,500 18,000 22,500 35,000	32.54 42.85 58.55 59.96	1/26/04 1/24/05 1/23/06 1/22/07	1/25/14 1/23/15 1/22/16 1/21/17	56,567	4,618,152	31,000	2,530,840
McLean	56,000 90,000 9,288 72,000 60,000 28,000 8,750	20,000 28,000 26,250 35,000	29.75 23.46 24.84 24.81 32.54 42.85 58.55 59.96	10/20/00 1/28/02 2/25/02 1/27/03 1/26/04 1/24/05 1/23/06 1/22/07	10/19/10 1/27/12 2/24/12 1/26/13 1/25/14 1/23/15 1/22/16 1/21/17	28,134	2,296,865	31,000	2,530,840
Skolds (3)	20,000 56,000 43,000 43,000		32.54 42.85 58.55 59.96	1/26/04 1/24/05 1/23/06 1/22/07	9/8/12 9/8/12 9/8/12 9/8/12	32,552	2,657,580	38,000	3,102,320

Notes to the Outstanding Equity Table

1.	Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants made prior to 2003 vested in three equal increments, beginning on the first anniversary of the grant date. Grants made in 2003 and thereafter vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.	The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2006 and December 31, 2005, and any unvested restricted awards. The amount of shares shown in column (i) represents the maximum number of performance shares available to each NEO for the performance period ending December 31, 2007. Shares are valued at $81.64, the closing price on December 31, 2007.

3.	Pursuant to the terms of the Long Term Incentive Plan under which the options were granted, Mr. Skolds’ outstanding stock options will all expire on the fifth anniversary of his retirement.

Option Exercises And Stock Vested

Name	Option Awards		Stock Awards

	Note (1)		Note (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

[a]	[b] (#)	[c] ($)	[d] (#)	[e] ($)

Rowe	792,500	$37,467,517	112,701	$6,757,534
Young	43,750	1,232,102	25,932	1,554,897
Mehrberg	38,000	1,478,435	27,851	1,669,944
Crane	40,000	1,043,653	20,299	1,217,157
McLean	70,000	3,164,744	27,851	1,669,944
Skolds (3)	25,000	917,208	39,263	2,460,280

Notes to the Option Exercises and Stock Vested Table

1.	Messrs. Rowe, Skolds, Young, Mehrberg, and McLean exercised all options shown above pursuant to Rule 10b5-1 trading plans that were entered into when the officer was unaware of any material information regarding Exelon that had not been publicly disclosed. In each case, the formula for the dates, number of options, and sale price was set at the time the trading plans were established.

2.	Share amounts are generally composed of performance shares that vested on January 22, 2007, which included 1/3 of the grant made with respect to the three-year performance period ending December 31, 2006; 1/3 of the grant made with respect to the three-year performance period ending December 31, 2005, and 1/3 of the grant made with respect to the three-year performance period ending December 31, 2004. Shares were valued at $58.55 upon vesting. For Mr. Skolds, the amount shown also includes restricted shares that vested during 2007.

3.	For Mr. Skolds, the table reflects options exercised and shares vested through the date of his retirement.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile that the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Covered compensation under the plans generally includes salary and annual incentive payments, which are disclosed in the Summary Compensation Table for the NEOs. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive multi-year period.

Under the cash balance pension plan, an account is established for each participant and the account balance grows as a result of annual benefit credits and annual investment credits. Currently, the annual benefit credit under the plan is 5.75% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). The annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

The Internal Revenue Code limits to $225,000 for 2007 the individual annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors supplemental pension plans that allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.

For purposes of the Supplemental Executive Retirement Plan (SERP), Mr. Skolds received an additional 7 1/2 years of credited service upon his 5th anniversary of employment and will receive an additional 7 1/2 years upon his 10th anniversary in 2010. These credited years of service were awarded to him when he came to work for the company in 2000 to compensate Mr. Skolds for the pension benefits from his former employer that he surrendered to come to work for the company. Mr. Mehrberg received an additional 10 years of credited service upon his fifth anniversary. He was awarded these credited years of service in 2002 as a retention incentive. Mr. Crane received an additional eight years of credited service through December 31, 2006 as part of his employment offer that provides one additional year of service credit for each year of employment to a maximum of 10 additional years.

Under his employment agreement, Mr. Rowe is entitled to receive a special supplemental executive retirement plan benefit (the SERP benefit) upon termination of employment for any reason other than for cause. The SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment. In the event Mr. Rowe’s employment had terminated for cause prior to March 16, 2006 (his “normal retirement date” under his original employment agreement), his entire SERP benefit would have been forfeited. Upon a termination for cause on or after March 16, 2006, the portion of the SERP benefit accruing after that date is forfeited.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the non-qualified pension plans that supplement the Exelon Corporation Retirement Program for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

[a]	[b]	[c] (#)	[d] ($)	[e] ($)

Rowe (1)	Pension	9.80	$388,741	$—
	SERP	29.80	15,649,192	—
Young	Pension	4.84	69,727	—
	SERP	4.84	230,418	—
Mehrberg	Pension	7.08	185,349	—
	SERP	17.08	1,908,615	—
Crane	Pension	9.26	202,536	—
	SERP	18.52	1,551,896	—
McLean	Pension	5.00	67,105	—
	SERP	5.00	183,593	—
Skolds	Pension	7.05	258,026	—
	SERP	14.55	3,513,384	—

Notes to Table

1.	Based on discount rates prescribed by the SEC executive compensation disclosure rules, the present value of Mr. Rowe’s SERP benefit is $15,649,192. Based on lump sum plan rates for immediate distributions, the comparable lump sum amount applicable for service through December 31, 2007 is $19,326,483. Note that, in any event, payments made upon termination may be delayed for six months in accordance with U.S. Treasury Department guidance.

Nonqualified Deferred Compensation

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plan and the Stock Deferral Plan. Both plans were closed to new deferrals of base pay, annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. The plans will continue in effect for those officers who did not elect to receive the one-time distribution, and there balances will continue to accrual dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts generally represent unfunded unsecured obligations of the company.

Name	Executive Contributions in 2007	Registrant Contributions in 2007	Aggregate Earnings in 2007	Aggregate Withdrawals or Distributions	Aggregate Balance at 12/31/2007

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)	[f] ($)

Rowe	$56,808	$56,808	$2,890,899	$22,411,338	$120,077
Young	30,783	19,125	23,804	535,980	50,839
Mehrberg	25,127	17,927	1,491,733	1,269,495	5,546,238
Crane	40,300	19,808	435,252	4,954,563	62,795
McLean	12,875	12,875	113,510	0	496,056
Skolds	15,489	12,908	596,952	4,813,034	30,310

Potential Payments Upon Termination Or Change In Control

Employment Agreement With Mr. Rowe

Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe will continue to serve as Chief Executive Officer of Exelon, Chairman of Exelon’s board of directors and a member of the board of directors until March 16, 2010.

In the event Mr. Rowe’s employment terminates for cause after March 16, 2006, the portion of the SERP benefit that accrues after March 16, 2006 is forfeited. Upon any termination for cause, all stock options (whether vested or non-vested) and non-vested performance shares and restricted stock will also be forfeited.

If, prior to March 16, 2010, Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or Mr. Rowe terminates his employment for good reason, he would also be eligible for the following benefits:

■

a lump sum payment of Mr. Rowe’s accrued but unpaid base salary and annual incentive, if any, and a prorated formula annual incentive (determined in accordance with the following subparagraph) for the year in which his employment terminates;

■

for the lesser of two years or the period remaining until March 16, 2010, continued periodic payment of base salary and continued periodic payment of a formula annual incentive equal to either the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe’s last three full years of employment, whichever is greater;

■

during the severance period, continuation of life, disability, accident, health and other active welfare benefits for him and his family, followed by post-retirement health care coverage for him and his wife for the remainder of their respective lives;

■

all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of Exelon’s long term incentive plan (LTIP);

■

non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

■

previously earned but non-vested performance shares vest and a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

■	any non-vested restricted stock award vests.

Mr. Rowe would receive the termination benefits described in the preceding paragraph, if, prior to March 16, 2010,

■	Exelon terminates Mr. Rowe without cause or he terminates his employment for good reason, and

■

the termination occurs within 24 months after a Change in Control of Exelon or within 18 months after a Significant Acquisition, as such terms are described under “Change in Control Employment Agreements and Severance Plan Covering Other Named Executives”; or

■

Mr. Rowe resigns before March 16, 2010 because of the failure to be appointed or elected as Exelon’s Chief Executive Officer, Chairman of Exelon’s board of directors, and a member of the board of directors; except that:

■	the formula annual incentive award payable for the year in which Mr. Rowe’s employment terminates will be paid in full, rather than prorated;

■

in lieu of continued periodic payment of base salary and formula annual incentive, he will receive a lump sum severance payment equal to his base salary and the formula annual incentive multiplied by the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

■

in determining the amount of such full formula annual incentive and lump sum severance payment, the formula annual incentive will be the greater of the amount described in the preceding paragraph or the target annual incentive for the year in which his employment terminates;

■	continued active welfare benefits will be provided for the lesser of (1) three years and (2) the number of years (including fractional years) remaining until March 16, 2010;

■	the SERP benefit will be determined taking into account the lump sum severance payment, as though it were paid in installments and Mr. Rowe remained employed during the severance period; and

■	professional outplacement services will be provided for up to twelve months.

The term “good reason” means any material breach of the employment agreement by Exelon, including:

■

a failure to provide compensation and benefits required under the employment agreement (including a reduction in base salary that is not commensurate with and applied to Exelon’s other senior executives) without Mr. Rowe’s consent;

■	causing Mr. Rowe to report to someone other than Exelon’s board of directors;

■	any material adverse change in Mr. Rowe’s status, responsibilities or perquisites; or

■	any announcement by Exelon’s board of directors without Mr. Rowe’s consent that Exelon is seeking his replacement, other than with respect to the period following his retirement.

With respect to a termination of employment during the Change in Control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

■	a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

■	the failure of any successor to assume his employment agreement;

■	a relocation of Exelon’s office by more than 50 miles; or

■	a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

The term cause means any of the following, unless cured within the time period specified in the agreement:

■	conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

■	willful misconduct in the performance of duties intended to personally benefit the executive; or

■	material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Upon Mr. Rowe’s retirement or other termination of employment other than for cause:

■

Mr. Rowe is required to provide up to ten hours per week of transition services for six months and, thereafter, until the third anniversary of his termination, at Exelon’s request, to provide consulting services, attend a reasonable number of civic, charitable and corporate events, and serve on mutually agreed civic and charitable boards as Exelon’s representative;

■	Exelon is required to provide office space, a personal secretary and reasonably requested tax, financial and estate planning services to Mr. Rowe for three years (or one year following his death);

■	he will receive a prorated formula annual incentive for the year in which the termination occurs;

■

all exercisable stock options remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

■

non-vested stock options become exercisable and thereafter remain exercisable until the applicable option expiration date, except that options granted on or after January 1, 2002 remain exercisable for five years, consistent with the terms of the LTIP;

■

previously earned but non-vested performance shares vest and he will receive a target award for the year in which the termination occurs, consistent with the terms of the performance share award program under the LTIP; and

■	any non-vested restricted stock award vests, unless otherwise provided in the grant instrument.

The term retirement means:

■	Mr. Rowe’s termination of his employment other than for good reason, disability or death;

■	Exelon’s termination of his employment on or after March 16, 2010 other than for cause or disability.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment. He is also eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law. If any payment to Mr. Rowe would be subject to a penalty under Section 409A of the Internal Revenue Code, Exelon may postpone such payment by up to six months to avoid such penalty or the parties may amend the agreement to comply with Section 409A.

Change In Control Employment Agreements And Severance Plan Covering Other Named Executives

Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment.

During the 24-month period following a change in control, or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

■	the executive’s target annual incentive for the year in which termination occurs;

■

severance payments equal to three times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination;

■

a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives who entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

■	a cash payment equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

■

all stock options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

■

life, disability, accident, health and other welfare benefit coverage continues for three years, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and

■	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).

■	A change in control generally occurs:

■	when any person acquires 20% of Exelon’s voting securities;

■

when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

■

upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

■	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason, under the change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

■	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

■	failure of a successor to assume the agreement;

■	a material breach of the agreement by Exelon; or

■

any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

■

refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

■

willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

■	commission of a felony or any crime involving dishonesty or moral turpitude;

■	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

■	any breach of the executive’s restrictive covenants.

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

■	prorated payment of the executive’s target annual incentive for the year in which termination occurs;

■	for a two-year severance period, continued payment of base salary and continued payment of annual incentive equal to the executive’s target incentive for the year in which the termination occurs;

■	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

■

for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

■	outplacement services for at least six months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term “good reason” under the Senior Management Severance Plan means either of the following:

■

a material reduction of the executive’s salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

■

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Estimated Value Of Benefits To Be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2007. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Estimated Total Value of Payments and Benefits

	Note (1)	Note (2)	Note (3)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)

Rowe	$1,653,000	$27,154,000	$975,000	$29,782,000
Mehrberg	410,000	6,925,000	0	7,335,000
McLean	0	0	0	0
Crane	0	0	0	0

Notes to Table

1.	Under the Annual Incentive Plan, a pro-rated target incentive award is payable upon termination due retirement, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents the executive's 2007 target annual incentive. Pursuant to Section 7.4(a) of his employment agreement, Mr. Rowe is entitled to a pro-rata portion of his Formula Annual Incentive, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents his Formula Annual Incentive.

Formula Annual Incentive is defined as the greater of the (i) target annual incentive for the year of termination, (ii) the actual annual incentive paid for the latest calendar year ended on or before the termination date, and (ii) the average annual incentive paid for the three years prior to the year of termination (i.e., the 2004, 2005, and 2006 actual annual incentives).

2.	This value includes the following four items:

The value of all unvested stock options that would vest upon termination of employment. The value is based on the difference between Exelon's closing stock price on 12/31/2007 of $81.64 and the exercise price of the option. Under the LTIP, if a grantee has attained age 50 with 10 or more years of service (or deemed service), his stock options will vest upon termination of employment because he has satisfied the definition of retirement under the LTIP.

The value of the pro-rated 2007 target performance share award. Pursuant to the Performance Share Award Program, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to retirement. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year. The amount above represents the executive's 2007 target award based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the executive's earned but unvested performance shares. Pursuant to the Performance Share Award Program, all of the shares will vest upon termination due to retirement. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the executive's restricted stock that, per the applicable award agreement, would vest upon retirement. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

3.	Represents the estimated value of (i) three years of office and secretarial services (at an assumed cost of $300,000 per year), which is to be provided pursuant to Section 7.7 of his employment agreement, and three years of tax, financial and estate planning, which is to be provided pursuant to Section 7.10 of his agreement (at an assumed cost of $25,000 per year).

Estimated Value Of Benefits To Be Received Upon Termination Due To Death Or Disability

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2007. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Estimated Total Value of Payments and Benefits

	Note (1)	Note (2)	Note (3)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)

Rowe	$1,653,000	$27,154,000	$75,000	$28,882,000
Mehrberg	410,000	6,925,000	0	7,335,000
McLean	306,000	6,925,000	0	7,231,000
Crane	390,000	8,469,000	0	8,859,000

Notes to the table.

1.	Under the AIP, a pro-rated target incentive award is payable upon termination due to death or disability, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents the executive's 2007 target annual incentive. Pursuant to Section 7.2(a) of his employment agreement, Mr. Rowe is entitled to a pro-rata portion of his Formula Annual Incentive, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents his Formula Annual Incentive.

2.	This value includes the following four items:

The value of all unvested stock options that would vest upon termination of employment. The value is based on the difference between Exelon's closing stock price on 12/31/2007 of $81.64 and the exercise price of the option. Under the LTIP, if a grantee terminates employment due to death or disability, his stock options will vest upon termination of employment .

The value of the pro-rated 2007 target performance share award. Pursuant to the Performance Share Award Program, participants receive a pro-rated incentive award for the year of termination, if termination occurs due to death or disability. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents the executive's 2007 target award. Represents the value of the 2007 target award based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the executive's earned but unvested performance shares. Pursuant to the Performance Share Award Program, all of the shares will vest upon termination due to death or disability. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the executive's restricted stock that, per the applicable award agreement, would vest upon an death or disability. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

3.	Represents the estimated value of three years of tax, financial and estate planning (at an assumed cost of $25,000/yr), which is to be provided upon disability pursuant to Section 7.10 of his employment agreement. Note—upon death, he would only be entitled to one year of tax, financial and estate planning.

Estimated Value Of Benefits To Be Received Upon Involuntary Separation Not Related To A Change In Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2007 under the terms of the Amended and Restated Senior Management Severance Plan. The severance benefits are determined pursuant to Section 4 of the plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Estimated Total Value of Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)

Rowe	$7,709,000	$2,461,000	$27,154,000	$380,000	$1,015,000	$38,719,000
Mehrberg	$2,399,000	$471,000	$6,925,000	$113,000	$65,000	$9,973,000
McLean	$1,857,000	$89,000	$3,492,000	$128,000	$40,000	$5,606,000
Crane	$2,370,000	$633,000	$3,889,000	$98,000	$40,000	$7,030,000

Notes to table:

1.	Cash payment includes the estimated severance benefit and a pro-rated annual incentive award for the year of termination. With the exception of Mr. Rowe, the severance benefit is equal to two times the sum of the executive's (i) current base salary and (ii) target annual incentive. For Mr. Rowe, the severance benefit is equal to two times the sum of his (i) current base salary and (ii) Formula Annual Incentive. Under Section 4.2 of the Severance Plan, a pro-rated target incentive award is payable upon termination, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents the executive's 2007 target annual incentive. Pursuant to Section 7.3(a) of his employment agreement, Mr. Rowe is entitled to a pro-rata portion of his Formula Annual Incentive, based on days worked during the year of termination. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above represents his Formula Annual Incentive.

2.	Source: Towers Perrin.

3.	This value includes the following four items:

The value of all unvested stock options that would vest upon termination of employment. The value is based on the difference between Exelon's closing stock price on 12/31/2007 of $81.64 and the option exercise price. If an executive has attained age 50 with 10 or more years of service (or deemed service), his stock options will vest upon termination of employment because he has satisfied the definition of retirement under the LTIP.

The value of the pro-rated target performance share award for the year of termination. Pursuant to the Performance Share Award Program, all executives will receive a pro-rated incentive award for the year of termination since they have completed at least two years of service. Since the SEC rules indicate registrants are to assume the termination occurred on the last business day of the fiscal year, the amount above includes the executive's 2007 target award based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the NEO’s earned but unvested performance shares. Pursuant to the Performance Share Award Program, all of the shares will vest upon termination since the executives have completed at least two years of service with the Company. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

The value of the executive's restricted stock that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

4.	Health and welfare benefits (i.e., health care, life insurance and long-term disability) are continued during the severance period. Represents the estimated cost of such benefit continuation.

5.	Executives receive outplacement services for 12 months. Represents the estimated value of this benefit. Financial counseling services are available for executives that have attained age 50 with 10 or more years of service (or deemed service). Represents the estimated value of this benefit at an assumed cost of $25,000 per year. For Mr. Rowe, represents the estimated value of (i) three years of office and secretarial services (at an assumed cost of $300,000/yr), which is to be provided pursuant to Section 7.7 of his employment agreement, and three years of tax, financial and estate planning, which is to be provided pursuant to Section 7.10 of his employment agreement (at an assumed cost of $25,000 per year).

Estimated Value Of Benefits To Be Received Upon A Qualifying Termination Following A Change In Control

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2007. The company has entered into Change in Control agreements with Messrs. Rowe, Crane, McLean and Mehrberg. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhance- ment	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Excise Tax Gross-Up Payment or Scale-back	Estimated Total Value of Payments and Benefits

	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)

[a]	[b] ($)	[c] ($)	[d] ($)	[e] ($)	[f] ($)	[g] ($)	[h] ($)

Rowe	$8,349,000	$3,310,000	$27,154,000	$420,000	$1,015,000	Not Required	$40,248,000
Mehrberg	$3,394,000	$836,000	$6,925,000	$169,000	$40,000	Not Required	$11,364,000
McLean	$2,633,000	$141,000	$6,925,000	$192,000	$40,000	Not Required	$9,931,000
Crane	$3,360,000	$908,000	$8,469,000	$146,000	$40,000	Not Required	$12,923,000

Notes to table

1.	Cash payment includes the estimated severance benefit and the annual incentive award for the year of termination. Except for Mr. Rowe, the severance benefit is equal to three times the sum of the executive's (i) current base salary and (ii) Severance Incentive. For Mr. Rowe, the severance benefit is equal to three times the sum of his (i) current base salary and (ii) Formula Annual Incentive. Under Section 5.1(a)(i) of the Severance Plan and 4.1(a)(ii) of the CIC Employment Agreement, the target incentive award is payable upon termination. Except for Mr. Rowe, the amounts above represent the executive's 2007 target annual incentive. Pursuant to Section 8.3(a)(i) of his employment agreement, Mr. Rowe is entitled to his Formula Annual Incentive upon termination of employment.

Severance Incentive is defined as the greater of the (i) target annual incentive for the year of termination and (ii) the average annual incentive paid for the two years prior to the year of termination (i.e., the 2005 and 2006 actual annual incentives).

2.	Source: Towers Perrin.

3.	This value includes the following four items:

The value on all unvested stock options (all unvested stock options would become fully vested upon termination of employment). The value is based on the difference between Exelon's closing stock price on 12/31/2007 of $81.64 and the exercise price of the option;

The value of the NEO’s earned but unvested performance shares. Pursuant to Section 5.1(c) of the Severance Plan, Section 4.1(c) of the CIC Employment Agreement and Section 8.3(a)(viii) of Mr. Rowe's employment agreement, all of the earned but unvested performance shares will vest upon termination. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64;

The value of the NEO's 2007 performance share award. Pursuant to Section 5.1(c) of the Severance Plan, Section 4.1(c) of the CIC Employment Agreement and Section 8.3(a)(viii) of Mr. Rowe's employment agreement, all executives unearned performance shares will become fully vested at the target level. The value of shares is based upon the 2007 target award and Exelon's closing stock price on 12/31/2007 of $81.64;

The value of the executive's restricted stock that, pursuant to Section 5.1(d) of the Severance Plan and 4.1(d) of the CIC Employment Agreement, would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon's closing stock price on 12/31/2007 of $81.64.

4.	Health and welfare benefits (i.e., health care, life insurance and long-term disability) are continued during the severance period. Represents the estimated cost of such benefit continuation.

5.	Executives receive outplacement services for up to 12 months. Represents the estimated value of this benefit at an assumed cost of $40,000/yr. Also includes the estimated value of (i) three years of office and secretarial services (at an assumed cost of $300,000 per year), which is to be provided pursuant to Section 7.7 of Mr. Rowe's employment agreement, and (ii) three years of tax, financial and estate planning, which is to be provided pursuant to Section 7.10 of his employment agreement (at an assumed cost of $25,000 per year).

6.	Represents the estimated value of the required excise tax gross-up payment or scaleback. All of the executives are entitled to an excise tax gross-up payment under their change-in-control employment agreements if the present value of their parachute payments exceed the amount permitted by the IRS by more than 10% and would be subject to the excise tax under Section 4999 of the Internal Revenue Code. If their payments exceed the threshold by less than 10%, their parachute payments are scaled back to the greatest amount payable that would not trigger the excise tax.

VOTE BY INTERNET - www.proxyvote.com
EXELON CORPORATION 10 SOUTH DEARBORN STREET P.O. BOX 805398 CHICAGO, ILLINOIS 60680-5398

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Exelon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Exelon Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EXLNC1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXELON CORPORATION

The Board recommends a vote “FOR” each director nominee.

PROPOSAL 1: The Election of Directors.

	For	Against	Abstain
Nominees:

1a) Bruce DeMars	☐	☐	☐

1b) Nelson A. Diaz	☐	☐	☐

1c) Paul L. Joskow	☐	☐	☐

1d) John W. Rowe	☐	☐	☐

The Board recommends a vote “FOR” the ratification.	For	Against	Abstain

PROPOSAL 2: The Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Account for 2008.	☐	☐	☐

The Board recommends a vote “AGAINST” this proposal.	For	Against	Abstain

PROPOSAL 3: A Shareholder Recommendation to Prepare a Report Showing That Exelon’s Actions to Reduce Global Warming Have Reduced Mean Global Temperature and Avoided Disasters.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

To attend the annual meeting please detach and bring this ticket along with a valid photo ID and present them at the Shareholder Registration Table upon arrival. This ticket is not transferable.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All items will be subject to search.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon’s Notice and Proxy Statement, Summary Annual Report and Financial Supplement are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you view the materials as you vote your shares. We believe that you will find this method of viewing Exelon’s information and voting your shares more convenient.

We encourage you to vote your shares at www.proxyvote.com and then register for the electronic delivery of Exelon’s proxy materials for 2009 and beyond.

The electronic delivery of proxy materials will become the standard method of delivery in the future. The printing, delivery, processing, and mailing of paper materials is a costly and energy intensive process. By registering for electronic delivery now, you will assist Exelon in its commitment to conserve our natural resources and protect our environment.

IF YOU WISH TO ATTEND THE ANNUAL MEETING, DETACH AND BRING THIS ADMISSION TICKET ALONG WITH A PHOTO ID

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EXELON CORPORATION

2008 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held

on Tuesday, April 29, 2008 at 9:30 A.M. at

The Chase Tower Auditorium

10 South Dearborn Street

Chicago, Illinois

WILLIAM A. VONHOENE, JR. and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on this proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting.

BNY Mellon Shareowner Services, as custodian under the Dividend Reinvestment Plan and Computershare Trust Company, as custodian under the Employee Stock Purchase Plan and the Employee Stock Purchase Plan for Unincorporated Subsidiaries, and Exelon Corporation as custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of the shareholder(s) named on this proxy card.